SEPARATE INTERIM FINANCIAL STATEMENTS FOR THE THREE-MONTHS PERIOD ENDED MARCH 31, 2025 AND 2024
1

CONDENSED SEPARATE INTERIM STATEMENT OF FINANCIAL POSITION
BANCOLOMBIA S.A.
As of March 31, 2025 and December 31, 2024
(Stated in millions of Colombian pesos)

	Note	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	3	14,853,705	19,025,227
Financial assets investments, net	4.1	20,735,264	21,756,044
Derivative financial instruments	4.2	2,520,831	2,924,434
Financial assets investments, net and derivative financial instruments		23,256,095	24,680,478
Loans and advances to customers		196,474,890	191,927,705
Allowance for loans, advances and lease losses		(13,422,797)	(13,829,166)
Loans and advances to customers, net	5	183,052,093	178,098,539
Assets held for sale and inventories, net		303,276	392,746
Investment in subsidiaries	6	27,473,384	28,718,183
Investment in associates and joint ventures		196,123	205,312
Premises and equipment, net	7	4,738,765	4,866,583
Investment properties		846,853	846,853
Right of use asset under lease agreements		1,277,255	1,296,314
Intangible assets, net		363,970	370,461
Other assets, net		3,298,584	4,084,045
TOTAL ASSETS		259,660,103	262,584,741
LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	9	185,175,224	185,801,073
Interbank deposits and repurchase agreements and other similar secured borrowing	10	1,021,595	628,483
Derivative financial instruments	4.2	2,509,980	2,667,439
Borrowings from other financial institutions	11	8,960,750	10,557,864
Debt instruments in issue		7,538,788	7,801,008
Lease contracts liabilities, net		1,372,650	1,391,215
Preferred shares		541,340	584,204
Current tax		551,175	1,069
Deferred tax, net	8.4	1,559,617	1,387,838
Employee benefit plans		720,381	711,067
Other liabilities	12	10,355,783	8,782,160
TOTAL LIABILITIES		220,307,283	220,313,420
EQUITY
Share capital		480,914	480,914
Additional paid-in-capital		4,837,497	4,837,497
Appropriated reserves	14	24,792,564	22,898,182
Retained earnings		1,739,058	5,544,752
Accumulated other comprehensive income, net of tax		7,502,787	8,509,976
TOTAL EQUITY		39,352,820	42,271,321
TOTAL LIABILITIES AND EQUITY		259,660,103	262,584,741
The accompanying notes form an integral part of these separate financial statements.
1

SEPARATE INTERIM STATEMENT OF INCOME
BANCOLOMBIA S.A.
For the three-month periods ended March 31, 2025 and 2024
(Stated in millions of Colombian pesos)

	Note	March 31, 2025	March 31, 2024
Interest on loans and financial leases
Commercial		2,798,122	3,381,437
Consumer		1,575,972	1,844,405
Small business loans		39,040	31,276
Mortgage		829,586	763,447
Financial leases		769,061	908,773
Total interest income on loans and financial leases		6,011,781	6,929,338
Interest income on overnight and market funds		8,882	5,249
Interest and valuation on financial instruments	15.1	360,734	470,842
Other interest income		35,848	64,808
Total interest and valuation on financial instruments		6,417,245	7,470,237
Interest expenses	15.2	(2,553,803)	(3,224,477)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		3,863,442	4,245,760
Credit impairment charges on loans, advances and financial leases, net	5	(760,032)	(1,515,065)
Credit (impairment) recovery for other financial instruments		(10,974)	(12,970)
Total credit impairment charges, net		(771,006)	(1,528,035)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		3,092,436	2,717,725
Fees and commissions income	15.3.1	1,432,659	1,321,780
Fees and commissions expenses	15.3.2	(776,618)	(640,935)
Total fees and commissions, net		656,041	680,845
Other operating income, net	15.4	518,544	357,597
Dividends and other net income from equity interests	15.5	551,519	570,764
Total income, net		4,818,540	4,326,931
Operating expenses
Salaries and employee benefits	16.1	(1,026,064)	(898,406)
Other administrative and general expenses	16.2	(882,095)	(750,758)
Taxes other than income tax	16.2	(289,377)	(319,812)
Impairment, depreciation and amortization	16.3	(235,915)	(231,758)
Total operating expenses		(2,433,451)	(2,200,734)
Profit before income tax		2,385,089	2,126,197
Income tax	8	(600,499)	(532,303)
Net income		1,784,590	1,593,894
The accompanying notes form an integral part of these separate interim financial statements.
1

CONDENSED SEPARATE INTERIM STATEMENT OF COMPREHENSIVE INCOME
BANCOLOMBIA S.A.
For the three-month periods ended March 31, 2025 and 2024
(Stated in millions of Colombian pesos)

	Note	March 31, 2025	March 31, 2024
Net income		1,784,590	1,593,894
Other comprehensive income/(loss) that will not be reclassified to net income
Revaluation gain related to defined benefit liability		-	-
Income tax	8.3	26	6
Net of tax amount		26	6
Other comprehensive income/(loss) that may be reclassified to net income
Net loss on valuation of financial instruments	4.1	(5,231)	(4,407)
Income tax	8.3	3,185	1,432
Net of tax amount		(2,046)	(2,975)
Surplus from equity method
Unrealized gain/(loss) on investments in subsidiaries using equity method	6	(1,126,031)	66,075
Gain/(loss) on valuation of investments in associates and joint ventures		98	43
Net of tax amount		(1,125,933)	66,118
Effects of hedge accounting application
(Loss) gain on hedge of net investment in a foreign operation	4.3	192,264	(38,075)
Income tax	8.3	(71,154)	16,784
Net of tax amount (2)		121,110	(21,291)
Unrealized gain on cash flow hedges		(369)	-
Reclassification to profit or loss		307	-
Income tax	8.3	25	-
Net of tax amount		(37)	-
Total other comprehensive income that may be reclassified to net income		(1,006,906)	41,852
Total other comprehensive income, net of tax		(1,006,880)	41,858
Total comprehensive income		777,710	1,635,752
The accompanying notes form an integral part of these separate financial statements.
(1)The effect as of March 31, 2025 corresponds to debt securities (TDS and Bonds) for COP (7,435), and valuation of financial instruments of equity investments COP 2,204. The effect as of March 31, 2024, corresponds to debt securities COP (4,724), the realization of equity investments for COP (1,155) and valuation of financial instruments of equity investments COP1,472.
(2)Corresponds to variation in the principal of bonds issued as a hedge, in addition to a 9.10% devaluation of the Colombian peso against the US dollar.
1

CONDENSED SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
BANCOLOMBIA S.A.
For the three-month periods ended March 31, 2025 and 2024
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

					Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Financial instruments	Adjustments on first-time application of IFRS	evaluation of assets	Employee benefits	Equity method surplus	Cash flow hedges	Total other comprehensive income, net	Retained earnings	Total equity
Balance as of January 1, 2025		480,914	4,837,497	22,898,182	153,529	2,546,409	2,137	(11,077)	5,818,849	129	8,509,976	5,544,752	42,271,321
To pay a dividend corresponding to 509,704,584 common shares and 452,122,416 shares with preferred dividend and without voting rights, subscribed and paid as of December 31, 2024, at the rate of COP 3,900 per share, payable as follows: COP 3,900 per share and quarter, on the following dates: April 1, 2025.		-	-	-	-	-	-	-	-	-	-	(3,693,424)	(3,693,424)
Reserve for equity strengthening and future growth.		-	-	1,860,245	-	-	-	-	-	-	-	(1,860,245)	-
Reserve for social benefit projects and donations.		-	-	34,000	-	-	-	-	-	-	-	(34,000)	-
Reclassification of unclaimed dividends in accordance with Article 85 of the Bank's bylaws to reserves.		-	-	137	-	-	-	-	-	-	-	-	137
Realization of retained earnings.		-	-	-	-	(309)	-	-	-	-	(309)	309	-
Equity method from participation in subsidiaries, associates and joint ventures.		-	-	-	-	-	-	-	-	-	-	(2,924)	(2,924)
Net income		-	-	-	-	-	-	-	-	-	-	1,784,590	1,784,590
Other comprehensive income	8.3	-	-	-	(2,046) (2)	-	-	26	(1,004,823)	(37)	(1,006,880)	-	(1,006,880)
Equity as of March 31, 2025		480,914	4,837,497	24,792,564	151,483	2,546,100	2,137	(11,051)	4,814,026	92	7,502,787	1,739,058	39,352,820
The accompanying notes form an integral part of these separate financial statements.
(1)The balance as of March 31, 2025 includes recognition of the equity method on investments in subsidiaries for COP 8,828,037, equity method of investments in associates for COP (2,313), hedging of foreign investments for COP 4,954,446 and deferred tax for COP 942,748
(2)The balance as of March 31, 2025 includes OCI for debt securities (TDS and Bonds) for COP (7,435), valuation of financial instruments of equity investments for COP 2,204 and deferred tax for COP 3,185.

1

CONDENSED SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
BANCOLOMBIA S.A.
For the three-month periods ended March 31, 2025 and 2024
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

					Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Financial instruments	Adjustments on first-time application of IFRS	Evaluation of assets	Employee benefits	Equity method surplus (1)	Total other comprehensive income, net	Retained earnings	Total equity
Balance as of January 1, 2024		480,914	4,837,497	20,292,454	173,289	2,555,858	2,137	(15,765)	2,819,626	5,535,145	5,935,658	37,081,668
To pay a dividend corresponding to 509,704,584 common shares and 452,122,416 shares with preferred dividend and without voting rights, subscribed and paid as of December 31, 2023, at the rate of COP 3,536 per share, payable as follows: COP 884 per share and quarter, on the following dates: April 1, July 2, July 2, October 1, 2024 and January 2, 2025.		-	-	-	-	-	-	-	-	-	(3,343,319)	(3,343,319)
Reserve for equity strengthening and future growth.		-	-	2,605,222	-	-	-	-	-	-	(2,605,222)	-
Reserve for social benefit projects and donations.		-	-	33,000	-	-	-	-	-	-	(33,000)	-
Reclassification of unclaimed dividends in accordance with Article 85 of the Bank's bylaws to reserves.		-	-	130	-	-	-	-	-	-	-	130
Realization of retained earnings.		-	-	-	-	(551)	-	-	-	(551)	551	-
Equity method from participation in subsidiaries, associates and joint ventures.		-	-	-	-	-	-	-	-	-	(16,782)	(16,782)
Net income		-	-	-	-	-	-	-	-	-	1,593,894	1,593,894
Other comprehensive income	8.3	-	-	-	(2,975) (2)	-	-	26	44,827	41,858	-	41,858
Equity as of March 31, 2024		480,914	4,837,497	22,930,806	170,314	2,555,307	2,137	(15,759)	2,864,453	5,576,452	1,531,780	35,357,449
The accompanying notes form an integral part of these separate financial statements.

(1)The balance as of March 31, 2024, includes recognition of subsidiary investments of COP 6,585,460, equity method investments in associates of COP (2,180), hedges of foreign investments of COP (4,441,857), and deferred tax of COP 723,030.

(2)The movement in financial instruments as of March 31, 2024, includes OCI for debt securities of COP (4,724), realization of equity investments of COP (1,155), valuation of financial instruments in equity investments of COP 1,472, and deferred tax of COP 1,432.
1

CONDENSED SEPARATE INTERIM STATEMENT OF CASH FLOW
BANCOLOMBIA S.A.
For the three-month periods ended March 31, 2025 and 2024
(Stated in millions of Colombian pesos)

	Note	2025	2024
Net income		1,784,590	1,593,894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment	16.3	235,915	231,758
Equity method	15.5	(536,544)	(566,881)
Provision for impairment of loan portfolio and financial leasing transactions, net	5	760,032	1,515,065
Other assets impairment		10,974	12,970
Net interest income		(3,504,760)	(3,781,981)
Gain on sale of equity instruments		-	(1,155)
Gain on sale of property and equipment	15.4	(34,704)	(3,417)
Gain on repositioning of inventories and sale of assets held for sale	15.4	(16,525)	(31,171)
Interest and valuation of financial instruments at fair value - Debt securities	15.1	(329,905)	(287,415)
Gain on valuation of financial instruments at amortized cost		(71,382)	(78,797)
Gain on valuation of equity instruments		(11,383)	(55)
Loss on valuation of cash operations	15.1	(16,232)	9,674
Gain on valuation of derivatives		55,464	89,306
Other provisions		2,990	12,014
Bonds and short-term benefits		152,921	103,918
Other non-cash items		3,391	(34)
Preferred shares dividend expense	15.2	14,837	14,837
Dividends on equity investments	15.5	(3,592)	(2,673)
Effect of exchange rate changes		234,015	(143,347)
Income tax expense	8	600,499	532,303
Change in operating assets and liabilities:
(Increase) decrease Financial instruments measured at fair value through profit and loss		1,562,465	(750,113)
Increase Loan portfolio and financial leasing operations		(5,874,026)	(2,197,212)
Increase Other accounts receivable		145,279	(19,336)
(Increase) Decrease Derivatives		191,456	118,891
Decrease (Increase) Other assets		696,170	95,935
Increase Deposits		(532,274)	(5,860,553)
Increase decrease Increase in accounts payable		(500,119)	(760,967)
Increase in other liabilities and provisions		(463,736)	(532,924)
Interest received		5,624,335	6,567,859
Received dividends		707,878	130,438
Proceeds from sale of assets held for sale and inventories	0	278,790	245,363
Recovery of charged-off receivables account		104,066	98,707
Interest paid		(2,646,415)	(3,350,691)
Income tax paid		(456,534)	(61,917)
Net cash provided by (used in) operating activities		(1,832,064)	(7,057,707)
Cash flows from investment activities
Investments Purchase:		(339,528)	(1,022,433)
Investments at amortized cost		(245,782)	(960,499)
Investments in subsidiaries		(93,746)	(21,364)
Investments in associates and joint ventures		-	(40,570)
Investments sale:		111,536	727,239
Financial instruments measured at fair value through OCI - Debt securities		5,439	-
Financial instruments measured at fair value through OCI – Equity investment		-	1,155
Investments at amortized cost		106,097	726,084
Acquisition of property and equipment		(212,572)	(114,569)
Acquisition of investment property		-	(24,310)
Proceeds from sale of property and equipment		86,622	26,370
Acquisition of intangible assets		(15,432)	(12,151)
Net cash used in investing activities		(369,374)	(419,854)
Cash flows from financial activities:
Increase in monetary and related market operations		393,113	602,077
Opening of financial obligations		440,497	711,990
Cancellation of financial obligations		(1,617,652)	(3,000,339)
Lease liabilities		(30,436)	(27,647)
Cancellation of debt securities		(98,756)	(271,375)
Dividends paid		(849,444)	(849,322)
Net cash (used in) provided by Financial activities		(1,762,678)	(2,834,616)
(Decrease) / Increase in cash and cash equivalents, before the effect of exchange rate changes		(3,964,116)	(10,312,177)
Effect of exchange rate variations on cash and cash equivalents		(207,406)	34,844
(Decrease) Increase in cash and cash equivalents		(4,171,522)	(10,277,333)
Cash and cash equivalents at the beginning of the period	3	19,025,227	24,348,860
Cash and cash equivalents at the end of the period	3	14,853,705	14,071,527
The accompanying notes form an integral part of these separate financial statements.
The statement of cash flows includes the following non-cash transactions, which were not reflected in the separate statement of cash flows:
a)Restructured loans and repossessed assets that were transferred to assets held for sale, inventories and other assets, for COP 67,667 y COP 48,768.

NOTE 1. REPORTING ENTITY
Bancolombia S.A., hereinafter the Bank, is a credit establishment, listed on the Colombia Stock Exchange (BVC) as well as on the New York Stock Exchange (NYSE), since 1981 and 1995, respectively. The Bank main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales, and was originally constituted under the name Banco Industrial Colombiano (BIC) according to public deed number 388, date January 24, 1945, from the First Notary's Office of Medellin, authorized by the Superintendence of Finance of Colombia (“SFC”). On April 3, 1998, by means of public deed No. 633, BIC merged with Bank of Colombia S.A., and the resulting organization of that merger was named Bancolombia S.A.
The duration contemplated in the bylaws is until December 8, 2144, but it may be dissolved or renewed before the end of that period.
Bancolombia´s bylaws are formalized in the public deed number 2040, dated July 26, 2024, at the 20th Notary´s Office of Medellín.
Bancolombia S.A. business purpose is to carry out all operations, transactions, acts and services inherent to the banking business. The Bank may, by itself or through its subsidiaries, own interests in other corporations, wherever authorized by law, according to all terms and requirements, limits or conditions established therein.
The operating license was definitively authorized by the SFC according to Resolution number 3140 of September 24, 1993.
The Bank, through its subsidiaries, has banking operations and international presence in United States, Puerto Rico, Panamá Guatemala and El Salvador.
Bancolombia S.A. announced on October 29, 2024 that its Board of Directors authorized management to move forward with the steps necessary to modify the corporate structure of Bancolombia, its affiliates and subsidiaries through the creation of a holding company to be named Grupo Cibest S.A. as well as certain related corporate transactions.
The Corporate Structure Changes was presented for consideration at the shareholder meetings of the entities involved, including at an Extraordinary General Shareholders’ Meeting of the common and preferred shareholders of Bancolombia held on April 23, 2025.
The Changes in the Corporate Structure include the following transactions:

(i)The distribution of certain subsidiaries by Bancolombia (Panama) S.A. to Sociedad Beneficiaria BC Panamá S.A.S., a company established by Bancolombia with the sole purpose of being the beneficiary of this distribution and subsequently merged into Bancolombia.
(ii)The merger of Sociedad Beneficiaria BC Panamá S.A.S into Bancolombia.
(iii)The distribution of certain assets and subsidiaries of Banca de Inversión Bancolombia S.A. Corporación Financiera to Bancolombia.
(iv)The distribution of certain assets and subsidiaries of Bancolombia to Grupo Cibest.

Once the Corporate Structure Changes are completed, Grupo Cibest will be the parent company of Bancolombia its affiliates and subsidiaries.
The shareholders of Bancolombia will become shareholders of Grupo Cibest, maintaining the same number of shares and the same percentage investment and under the same terms and conditions they have in Bancolombia at the time the transaction is finalized, which means the transaction will not involve the change in any rights with respect to the common and preferred shares nor any transfer of value to third parties.

On January 13, 2025, Bancolombia announced the publication of notices of merger by absorption and distribution of certain assets.

On the other hand, The assets and liabilities of the operations in Barbados through Mercom Bank were transferred to other companies, leaving the balances of the credit portfolio and deposit portfolio at zero. The company is in the process of dissolution and liquidation.
For its part, operations in the Cayman Islands through Sinesa Cayman have been canceled or transferred. The company is in the process of dissolution and liquidation. The General Assembly of Shareholders of Transportempo S.A.S approved the liquidation of the company, making the corresponding adjudications and approvals of its final accounts. The above is recorded in Minute No. 98 of July 3, 2024.
On December 14, 2021, the Bank's Board of Directors authorized the legal separation of the Nequi business, the digital platform of Grupo Bancolombia which offers financial services. The Financial Superintendence of Colombia, through Resolution 0843 of July 6, 2022, modified by the Resolution 0955 of July 27, 2022, authorized the constitution of Nequi S.A. Financial Company. The legal separation implied the creation and commercial registration of a new corporation which will be supervised by the Financial Superintendence of Colombia through which Nequi will operate completely as a digital bank (compañía de financiamiento). In order to be able to operate, compliance with all the activities required to obtain the authorization certificate or operating permit must be accredited to the Financial Superintendence of Colombia. All activities are being carried out for this purpose. On September 2022 the company NEQUI S.A.S. was created with a capitalization of COP 150,000 distributed. Its main shareholders are Banca de Inversión Bancolombia S.A. with a participation of 94.99% and Inversiones CFNS S.A.S. with 5.01%.
On July 22, 2022, through the subsidiary Sistemas de inversiones y negocios S.A. SINESA, the company Wenia LTD, a corporate vehicle whose purpose is to provide technology services, was incorporated in Bermuda. By private document of October 18, 2022, Wenia LTD as the sole shareholder, registered on November 22, 2022 in the Medellín Chamber of Commerce, the commercial nature company called Wenia S.A.S., whose purpose is, among others, the creation and implementation of operating systems and software applications. On April 9, 2024, the participation held by Sistemas de Inversiones y Negocios S.A. in Wenia LTD was transferred to Banca de Inversión Bancolombia S.A.
As of March 31, 2025, the Bank has 22,227 employees, operates through 27,541 banking correspondents, 4,598 ATMs, 571 offices and 485 mobile service points throughout Colombia.

SEPARATE FINANCIAL STATEMENTS NOTES
BANCOLOMBIA S.A.
NOTE 2. MATERIAL ACCOUNTING POLICIES
A.Basis for preparation of condensed interim financial statements
The condensed separate interim financial statements for the cumulative three months ended on March 31, 2025 have been prepared in accordance with International Accounting Standard 34: Interim Financial Reporting (IAS 34”), issued by the International Accounting Standards Board (hereinafter, IASB). The condensed consolidated interim financial statements as of March 31, 2025, and 2024 have not been audited.
The condensed separate financial statements, being of an interim nature, do not include all the information and disclosures required for full annual financial statements, and therefore, should be read together with the Bank's condensed separate financial statements as of the close of the fiscal year ended December 31, 2024 which complied with the Normas de Contabilidad e Información Financiera (“NCIF”) accepted in Colombia, in accordance with the Marco Técnico Normativo issued through the Decreto Único Reglamentario 2420 of 2015 and its amendments, by the Ministerio de Hacienda y Crédito Público and Ministerio de Comercio, Industria y turismo. These interim financial statements have not been audited.

This framework is based on International Financial Reporting Standards (hereinafter, IFRS) issued by the IASB, as well as the interpretations issued by the International Financial Reporting Interpretations Committee (hereinafter, IFRS-IC), and exempts the application of IAS 39 and IFRS 9, only with respect to the loan portfolio and its impairment and the classification and valuation of investments, which are recognised, classified and measured in accordance with the provisions of the Superintendencia Financiera de Colombia (“SFC”) contained in the Circular Externa 100 of 1995, and IFRS 5 for the determination of impairment of foreclosed assets, which are impaired in accordance with the provisions of the SFC. The above provisions are considered NCIF accepted in Colombia.
Preparation of the condensed separate interim financial statements under going concern basis
Management has assessed the Bank’s ability to continue as a going concern and confirms that the Bank has adequate liquidity and solvency to continue operating the business for the foreseeable future, which is at least, but is not limited to, 12 months from the end of the reporting period. Based on the Bank's liquidity position at the date of authorization of the condensed separate interim financial statements, Management maintains a reasonable expectation that it has adequate liquidity and solvency to continue in operation for at least the next 12 months and that the going concern basis of accounting remains appropriate.
In the Management opinion, these condensed separate interim financial statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of March 31, 2025 and the date of their promulgation and issuance, for a fair representation of financial results for the interim periods presented.
The results of operations for the cumulative three months ended on March 31, 2025 and 2024 are not necessarily indicative of the results for the full year. The Bank believes that the disclosures are sufficient to make the information presented not misleading or biased. For this reason, the condensed separate interim financial statements include selected explanatory notes to explain events and transactions that are important to the financial statements users or represent significant materiality in understanding the changes in the Bank’s financial position and performance since the last annual audited financial statements.
Assets and liabilities are measured at cost or amortized cost, except for some financial assets and liabilities and investment properties that are measured at fair value. Financial assets and liabilities measured at fair value comprise those classified as assets and liabilities at fair value through profit or loss and equity securities measured at fair value through other comprehensive income (“OCI”) and derivative instruments. Likewise, the carrying value of assets and liabilities recognized as a fair value hedge are adjusted for changes in fair value attributable to the hedged risk.Almost, investments in associates, joint ventures and subsidiaries are measured using the equity method.
The condensed interim financial statements are stated in Colombian pesos (“COP”) and figures are stated in millions, except the exchange rate, which are stated in units of Colombian pesos, while other currencies (dollars, euro, pounds, etc.) are stated in thousands.
B.Use of estimates and judgments
The preparation condensed separate interim financial statements requires that the Bank's Management makes judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.
The estimates and underlying assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

For the period ended on March 31, 2025, there were no changes in the significant estimates and judgments made by Management in applying the Bank's accounting, as compared to those applied in the financial statements at the year ended on December 31, 2024.
C.Material accounting policies and recently issued accounting pronouncements.
The same accounting policies and methods of calculation applied in the financial statements at the end of the year ended on December 31, 2024, continue to be applied in these condensed separate interim financial statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2025, as shown below:
a.Recently accounting pronouncements issued by IASB pending to incorporate in NCIF framework accepted in Colombia.
Amendments to IFRS 9 Financial instruments and IFRS 7 Financial instruments: disclosures - Classification and measurement of financial instruments:
In May 2024, the Board issued amendments to the classification and measurement requirements in IFRS 9. These amendments respond to feedback from post-implementation review of the accounting standard and clarify the requirements in areas where stakeholders have raised concerns, or where new issues have emerged since IFRS 9 was issued.
These amendments include:
–Clarifying the classification of financial assets with environmental, social and corporate governance (ESG) and similar features: ESG-linked features in loans could affect whether the loans are measured at amortised cost or fair value. To resolve any potential diversity in practice, the amendments clarify how the contractual cash flows on such loans should be assessed.
–Settlement of liabilities through electronic payment systems: The amendments clarify the date on which a financial asset or financial liability is derecognised. The IASB also decided to develop an accounting policy option to allow a company to derecognised a financial liability before it delivers cash on the settlement date if specified criteria are met.
With these amendments, the IASB has also introduced additional disclosure requirements to enhance transparency for investors regarding investments in equity instruments designated at fair value through other comprehensive income and financial instruments with contingent features, for example features tied to ESG-linked targets.
The amendments are effective for annual reporting periods beginning on or after January 1, 2024, and early application is permitted.
Management is assessing the impact that these amendments will have on the Bank's condensed separate interim financial statements and disclosures.
New standard NIIF 18 Presentation and Disclosure in Financial Statements:
In April 2024, the Board issued IFRS 18 to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:
•Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.

•Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
•More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the new standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.
IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted.
Management is assessing the impact that these amendments will have on the Bank's condensed separate interim financial statements and disclosures.
NOTE 3. CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flow and the statement of financial position, the following assets are considered as cash and cash equivalents:

	March 31, 2025	December 31, 2024
In millions of COP
Cash
Cash	7,334,793	7,125,488
Deposits from Colombian Central Bank (1)	1,836,494	2,562,485
Deposits from banks and other private financial institutions (2)	1,835,793	3,604,035
Checks on hold	2	118
Total cash	11,007,082	13,292,126
Monetary market transactions	-	-
Reverse repurchase agreements (3)	3,353,027	5,613,041
Interbank borrowings	493,596	120,060
Total monetary market transactions	3,846,623	5,733,101
Total cash and cash equivalents	14,853,705	19,025,227
(1)According to External Resolution No. 20 of 2020 issued by Colombian Central Bank, which amends External Resolution No. 5 of 2008 issued by the Colombian Central Bank, the Bank must maintain the equivalent of 7% of the deposits mentioned in Article 1, paragraph (a) and the equivalent of 2.5% of its customer deposits with a maturity of less than 18 months paragraph (b) as an ordinary reserve represented in deposits at the Central Bank or as cash in hand.
(2)The variation corresponds mainly to treasury negotiation strategies in foreign currency.
(3)The variation is due to the decrease in Repos in simultaneous operations with the Central Counterparty Clearing House.

As of March 31, 2025 and December 31, 2024, there is restricted cash amounting to COP 389,961 and COP 441,849 respectively, included in other assets on the statement of financial position, which represents margin deposits pledged as collateral for derivative contracts traded through Colombian clearing houses.

NOTE 4. FINANCIAL ASSETS INVESTMENTS, NET AND DERIVATIVES
The Bank's portfolio investment in financial instruments and derivatives as of March 31, 2025 and December 31, 2024, is described below:

Financial assets investments and derivative financial instruments	March 31, 2025	December 31, 2024
In millions of COP
Investments in debt securities
Negotiable investments (1)	10,799,854	12,710,200
Available-for-sale investments	3,399,644	3,326,813
Held-to-maturity investments(2)	4,328,117	4,117,051
Subtotal debt securities, net	18,527,615	20,154,064
Pledged financial assets (3)	1,748,706	1,156,624
Total debt securities	20,276,321	21,310,688
Equity instruments (3)	458,943	445,356
Total investment financial assets, net	20,735,264	21,756,044

Total derivative assets (4)	2,520,831	2,924,434

Total derivative liabilities (4)	(2,509,980)	(2,667,439)
(1)As of March 31, 2025 there is a decrease in the marketable investments of COP 1,910,346, mainly in treasury securities - TES COP 2,036,094 and increase in securities issued by the Colombian Government COP 120,581 mainly due to the acquisition of U.S. issuer's securities.
(2)As of March 31, there was an increase in the investments to maturity portfolio for COP 211,066, mainly due to the acquisition of TDA for COP 245,782, also, there was a decrease in the portfolio due to the sale of TDA for COP 27,440.
(3)See Note 4.1. Financial assets investments, net.
(4)See Note 4.2. Derivative financial instruments.
4.1.Financial assets investments, net
The detail of the financial investment assets is as follows:
As of March 31, 2025

Debt securities	Measurement methodology
	Held for trading	Available-for-sale investments	Held-to-maturity investments	Total carrying amount
In millions of COP
Treasury securities issued by the Colombian Government - TES	8,098,862	-	-	8,098,862
Corporate bonds	2,253,779	134,655	770,795	3,159,229
Agricultural Development Securities issued by the Colombian Government (TDA)	-	-	3,557,322	3,557,322
Solidarity Securities issued by the Colombian Government (TDS)	-	2,706,437	-	2,706,437
Other public debt	-	558,552	-	558,552
Other financial investment assets	323,583	-	-	323,583
Mortgage backed securities (TIPS)	123,630	-	-	123,630
Total debt securities	10,799,854	3,399,644	4,328,117	18,527,615

As of December 31, 2024

Debt securities	Measurement methodology
	Held for trading	Available-for-sale investments	Held-to-maturity investments	Total carrying amount
In millions of COP
Treasury securities issued by the Colombian Government - TES	10,134,956	-	-	10,134,956
Corporate bonds	2,116,724	133,059	780,678	3,030,461
Agricultural Development Securities issued by the Colombian Government (TDA)	-	-	3,336,373	3,336,373
Solidarity Securities issued by the Colombian Government (TDS)	-	2,648,355	-	2,648,355
Other public debt	-	545,399	-	545,399
Other financial investment assets	315,575	-	-	315,575
Mortgage backed securities (TIPS)	142,945	-	-	142,945
Total debt securities	12,710,200	3,326,813	4,117,051	20,154,064
The following table shows the detail of debt securities maturity:
As of March 31, 2025

Debt securities	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Greater than 5 years	Total
In millions of COP
Negotiable investments
Treasury securities issued by the Colombian Government - TES	560,635	5,368,760	1,150,829	1,018,638	8,098,862
Corporate bonds	1,718,486	175,402	102,792	257,099	2,253,779
Other financial investment assets	126,889	131,014	65,680	-	323,583
Mortgage- backed securities (TIPS)	2,779	62	30,569	90,220	123,630
Subtotal negotiable investments	2,408,789	5,675,238	1,349,870	1,365,957	10,799,854
Available-for-sale investments	-	-	-	-	-
Solidarity Securities issued by the Colombian Government (TDS)	2,706,437	-	-	-	2,706,437
Corporate bonds	-	84,021	50,634	-	134,655
Other public debt	-	41,332	-	517,220	558,552
Subtotal available-for-sale investments	2,706,437	125,353	50,634	517,220	3,399,644
Held-to-maturity investments	-	-	-	-	-
Agricultural Development Securities issued by the Colombian Government (TDA)	3,557,322	-	-	-	3,557,322
Corporate bonds	-	471,584	198,740	100,471	770,795
Mortgage-backed securities (TIPS)	3,557,322	471,584	198,740	100,471	4,328,117
Subtotal held-to-maturity investments	8,672,548	6,272,175	1,599,244	1,983,648	18,527,615

As of December 31, 2024

Debt securities	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Greater than 5 years	Total
In millions of COP
Negotiable investments
Treasury securities issued by the Colombian Government - TES	478,761	6,182,314	1,120,892	2,352,989	10,134,956
Corporate bonds	1,511,689	148,443	91,011	365,581	2,116,724
Other financial investment assets	94,669	111,231	104,206	5,469	315,575
Mortgage- backed securities (TIPS)	2,749	185	45,842	94,169	142,945
Subtotal negotiable investments	2,087,868	6,442,173	1,361,951	2,818,208	12,710,200
Available-for-sale investments	-	-	-	-	-
Solidarity Securities issued by the Colombian Government (TDS)	2,648,355	-	-	-	2,648,355
Corporate bonds	-	83,315	49,744	-	133,059
Other public debt	-	41,369	-	504,030	545,399
Subtotal available-for-sale investments	2,648,355	124,684	49,744	504,030	3,326,813
Held-to-maturity investments	-	-	-	-	-
Agricultural Development Securities issued by the Colombian Government (TDA)	3,336,373	-	-	-	3,336,373
Corporate bonds	-	471,587	208,606	100,485	780,678
Mortgage-backed securities (TIPS)	3,336,373	471,587	208,606	100,485	4,117,051
Subtotal held-to-maturity investments	8,072,596	7,038,444	1,620,301	3,422,723	20,154,064
For more information related to fair value disclosures of investments classified as held-to-maturity, see Note 19. Fair value of assets and liabilities.
The net effect in the statement of comprehensive income corresponding to the debt securities is COP (7,435) as of March 31, 2025 and COP (4,724) as of March 31, 2024. See separate statement of comprehensive income –Net gain (loss) on valuation of financial instruments.
These assets have no restrictions or limitations as of March 31, 2025 and March 31, 2024, except for the securities pledged as collateral for Reverse repurchase agreements and derivatives indicated below:
As of March 31, 2025

Pledged financial assets	Term	Security type	Carrying amount
In millions of COP
Securities issued by the Colombian Government
Investments pledged as collateral in transactions with reverse repurchase agreements	Up to 1 month	Treasury securities	945,850
Investments pledged as collateral in transactions with derivatives	Between 1 and 3 months	Treasury securities	802,856
Total securities issued by the Colombian Government			1,748,706
Total pledged financial assets			1,748,706

As of December 31, 2023

Pledged financial assets	Term	Security type	Carrying amount
In millions of COP
Securities issued by the Colombian Government
Investments pledged as collateral in transactions with reverse repurchase agreements	Up to 1 month	Treasury securities	480,435
Investments pledged as collateral in transactions with derivatives	Between 1 and 3 months	Treasury securities	676,189
Total securities issued by the Colombian Government			1,156,624
Total pledged financial assets			1,156,624
The detail of investments in equity securities is as follows:

Total equity financial instruments	March 31, 2025	December 31, 2024
In millions of COP
Investments at fair value through profit or loss (1)	291,349	279,966
Investments at fair value with changes in OCI (2)	159,208	157,331
Financial instruments measured at fair value with changes in equity with changes in OCI	8,386	8,059
Total equity financial instruments	458,943	445,356
(1)The category of Investments at fair value through income statement includes Renta Fija Plus and Renta Fija Plazo trusts.
(2)The detail of this investments is presented in the table “Equity instruments measured at fair value through OCI”.
Detail of equity instruments measured at fair value through OCI:

	Carrying amount
Equity instruments measured at fair value through OCI	March 31, 2025	December 31, 2024
In millions of COP
Credibanco S.A.	109,011	109,011
Holding Bursátil Regional S.A	22,155	20,978
Derechos Residuales (1)	12,963	12,051
Banco Latinoamericano de Comercio Exterior S.A. Bladex	10,837	11,078
Derecho Fiduciario Inmobiliaria Cadenalco	4,240	4,212
Bolsa de Valores de Colombia S.A.	2	1
Total Equity instruments measured at fair value through OCI	159,208	157,331
(1)As of March 31, 2025 no payments for Residual Rights were received. As of March 31, 2024, COP (1,155) were made from OCI, which were transferred to results.
Investments in equity securities measured at fair value through OCI are considered strategic for the Bank and, therefore, there is no intention to sell them in the foreseeable future. That is the reason why this alternative is used for its presentation.
The effect of valuation in the statement of comprehensive income corresponding to equity investment financial securities is COP 2,204 as of March 2025 and COP 1,472 as for March 2024. See Condensed separate interim statement of comprehensive income - net loss on valuation of financial instruments.
Dividends on equity securities through OCI recognized as of March 31, 2025 and 2024 amount to COP 3,592 and COP 2,673, respectively. See Note 15.5. Equity investment income.
As of March 31, 2025 and December 31, 2024 there were no impairment losses on equity securities. These investments do not have a maturity date therefore, they are not included in the maturity detail.

4.2.Derivative financial instruments
The Bank derivative activities do not give rise to significant open positions in portfolios of derivatives. The Bank enters into derivative transactions to facilitate customer business, for hedging purposes and arbitrage activities, such as forwards, options, or swaps where the underlying assets are exchange rates, interest rates, and securities.
A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets, and/or indexes. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Futures and option contracts are standardized agreements for future delivery, traded on exchanges that typically act as a platform.
For further information related to the objectives, policies, and processes for managing the Bank’s risk, please see item Risk Management.
The following table presents the Bank's derivatives by type of risk as of March 31, 2025 and December 31, 2024:

Derivatives	March 31, 2025	December 31, 2024
In millions of COP
Forwards
Assets
Foreign exchange contracts	1,143,084	1,074,137
Equity contracts	46,616	51,645
Subtotal assets	1,189,700	1,125,782
Liabilities
Foreign exchange contracts	(1,026,405)	(963,535)
Equity contracts	(3,931)	(1,367)
Subtotal liabilities	(1,030,336)	(964,902)
Total forwards	159,364	160,880
Swaps
Assets
Foreign exchange contracts	1,026,814	1,463,256
Interest rate contracts	212,795	233,019
Subtotal assets	1,239,609	1,696,275
Liabilities
Foreign exchange contracts	(1,108,448)	(1,332,432)
Interest rate contracts	(255,202)	(287,623)
Subtotal liabilities	(1,363,650)	(1,620,055)
Total swaps (1)	(124,041)	76,220
Options
Assets
Foreign exchange contracts	91,522	102,377
Subtotal assets	91,522	102,377
Liabilities
Foreign exchange contracts	(115,994)	(82,482)
Subtotal liabilities	(115,994)	(82,482)
Total options	(24,472)	19,895
Derivative assets	2,520,831	2,924,434
Derivative liabilities	(2,509,980)	(2,667,439)
(1) As of March 31, 2025 there was a decrease in swap assets and liabilities with compared to current swaps as of December 2024, of the total 10,220 transactions, 870 transactions have matured as of March 2025.
The table below details the amount of derivatives net by maturity:
As of March 31, 2025

	Forward	Swaps	Options	Total
Assets	1,189,700	1,239,609	91,522	2,520,831
Less than 1 year	1,147,103	279,462	83,155	1,509,720
Between 1 and 3 years	42,597	455,212	8,367	506,176
More than 3 years	-	504,935	-	504,935
Liabilities	(1,030,336)	(1,363,650)	(115,994)	(2,509,980)
Less than 1 year	(1,003,127)	(420,596)	(106,984)	(1,530,707)
Between 1 and 3 years	(27,209)	(438,009)	(9,010)	(474,228)
More than 3 years	-	(505,045)	-	(505,045)
As of December 31, 2024

	Forward	Swaps	Options	Total
Assets	1,125,782	1,696,275	102,377	2,924,434
Less than 1 year	1,094,845	440,816	96,891	1,632,552
Between 1 and 3 years	30,937	649,909	5,486	686,332
More than 3 years	-	605,550	-	605,550
Liabilities	(964,902)	(1,620,055)	(82,482)	(2,667,439)
Less than 1 year	(934,875)	(375,375)	(76,536)	(1,386,786)
Between 1 and 3 years	(30,027)	(604,227)	(5,946)	(640,200)
More than 3 years	-	(640,453)	-	(640,453)
Derivatives' guarantee
The following table presents the cash and securities collateral for derivatives as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
In millions of COP
Guarantees received	1,192,422	1,117,651
Guarantees delivered	(282,114)	(371,426)
4.3 Hedge of a net investment in a foreign operation
The Bank uses hedge accounting for net investments in foreign operations with non-derivative instruments and has designated USD 884,544 in debt securities issued as hedging instruments. The purpose of this operation is to protect the Bank from the exchange rate risk (USD/COP) of a portion of the net investment in Banistmo S.A., a company domiciled in Panama City and whose financial statements are denominated in USD dollars. The book value and the hedged portion of the investment are listed below:

Banistmo S.A.	March 31, 2025	December 31, 2024
In thousands of USD
Investment portion covered in the hedging relationship	884,544	884,544
Investment portion uncovered	1,745,148	1,723,889
Total investment in Banistmo S.A.	2,629,692	2,608,433
The following is a detail of the hedging instruments of the net investment in the net foreign investment:
As of March 31, 2025

Debt securities issued in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/10/2017	18/10/2027	7.03%	461,707	355,339
24/06/2024	24/12/2034	8.82%	800,000	529,205
Total Debt securities			1,261,707	884,544

As of December 31, 2024

Debt securities issued in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/10/2017	18/10/2027	7.03%	461,707	355,339
24/06/2024	24/12/2034	8.82%	800,000	529,205
Total Debt securities			1,261,707	884,544
Measuring effectiveness and ineffectiveness
A hedge is considered effective if, at the beginning of the period and in subsequent periods, the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge has been designated are offset.
The Bank has documented the evidence of effectiveness of the hedge of the net foreign investment based on the portion of the net investment hedged at the beginning of the hedging relationship amounting to USD 884,544. The hedge is considered perfectly effective since the critical terms and risks of the obligations that serve as hedging instruments are identical to those of the primary hedged position. The effectiveness of the hedge is measured on a before taxes.
Gains or losses on translation of Banistmo's financial statements are recognized in other comprehensive income (OCI). Consequently, the exchange difference related to the translation of debt securities issued and borrowings from correspondent banks is recognized directly in OCI. The foreign currency translation adjustment corresponding to hedging instruments as of March 31, 2025 was COP 192,264 and as of March 31, 2024 was COP (38,075). See Condensed separate interim statement of comprehensive income - (Loss) gain on hedge of net investment in a foreign operation.
NOTE 5. LOANS PORTFOLIO AND FINANCIAL LEASING OPERATIONS, NET
The following is the composition of the loans and financial leasing operations portfolio, net as of March 31, 2025 and December 31, 2024:

Composition	March 31, 2025	December 31, 2024
In millions of COP
Commercial (1)	106,303,866	102,823,571
Consumer	36,741,482	37,130,451
Financial leasing	26,359,942	26,154,135
Mortgage (2)	26,307,561	25,163,198
Small business loans	762,039	656,350
Total loan portfolio and financial leasing operations	196,474,890	191,927,705
Total provision for loan portfolio and leasing operations impairment (3)	(13,422,797)	(13,829,166)
Total loan portfolio and leasing operations, net	183,052,093	178,098,539
(1)The increase was mainly attributable to disbursements made during the first quarter due to the quotas offered with rate benefits.
(2)The increase is mainly due to better dynamics following the reactivation of government subsidies, as well as in response to the housing for all strategy.
(3)Includes general provision for loan portfolio and leasing operations, in accordance with SFC regulations

Provision concept	March 31, 2025	December 31, 2024
In millions of COP
General provision Small business loans and Mortgage (Circular 100, 1995)	268,516	256,011
Total general provision	268,516	256,011
Loans and leasing operations portfolio by risk category
As of March 31, 2025 and December 31, 2024, the loan portfolio and leasing operations are distributed in the following risk categories:
As of March 31, 2025

Commercial	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	96,960,864	1,349,667	15,045	1,342,919	20,651	428	96,961,578
B – Acceptable risk	1,566,229	26,603	1,412	65,996	2,157	260	1,525,831
C – Appreciable risk	1,313,396	82,606	1,051	474,940	81,572	949	839,592
D – Significant risk	2,340,088	70,677	13,409	1,710,338	70,677	13,379	629,780
E – Unrecoverable risk	2,528,210	25,679	8,930	2,108,605	25,679	8,748	419,787
Total	104,708,787	1,555,232	39,847	5,702,798	200,736	23,764	100,376,568

Consumer	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	30,734,511	376,974	56,847	906,409	14,300	2,705	30,244,918
B – Acceptable risk	911,098	21,222	3,604	143,681	6,532	1,542	784,169
C – Appreciable risk	748,300	15,907	3,366	197,838	12,212	2,861	554,662
D – Significant risk	771,382	21,287	5,674	735,007	21,287	5,667	36,382
E – Unrecoverable risk	2,968,825	79,361	23,124	2,861,749	79,361	22,733	107,467
Total	36,134,116	514,751	92,615	4,844,684	133,692	35,508	31,727,598

Leasing	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	21,492,617	139,290	2,507,646	386,986	3,109	41,824	23,707,634
B – Acceptable risk	607,667	8,952	28,977	25,444	557	1,290	618,305
C – Appreciable risk	439,855	4,326	16,821	93,907	3,766	15,399	347,930
D – Significant risk	632,870	58,701	33,718	336,280	58,656	33,599	296,754
E – Unrecoverable risk	277,697	79,180	31,625	263,874	79,178	31,625	13,825
Total	23,450,706	290,449	2,618,787	1,106,491	145,266	123,737	24,984,448

Mortgage	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In Millions of COP
A – Normal risk	24,498,424	174,601	1,610	506,014	1,839	15	24,166,767
B – Acceptable risk	441,473	4,243	671	30,781	4,243	671	410,692
C – Appreciable risk	357,042	7,079	1,077	51,899	7,079	1,077	305,143
D – Significant risk	493,642	4,781	1,830	109,677	4,781	1,830	383,965
E – Unrecoverable risk	312,008	4,718	4,362	312,008	4,718	4,362	-
Total	26,102,589	195,422	9,550	1,010,379	22,660	7,955	25,266,567

Small business loans	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	682,614	7,597	2,504	14,325	115	39	678,236
B – Acceptable risk	13,144	398	124	451	398	124	12,693
C – Appreciable risk	8,062	239	80	4,909	239	80	3,153
D – Significant risk	11,828	293	127	11,749	293	126	80
E – Unrecoverable risk	33,122	1,006	901	30,376	1,006	897	2,750
Total	748,770	9,533	3,736	61,810	2,051	1,266	696,912

Total loans	Loans			Provision			Total Net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	174,369,030	2,048,129	2,583,652	3,156,653	40,014	45,011	175,759,133
B – Acceptable risk	3,539,611	61,418	34,788	266,353	13,887	3,887	3,351,690
C – Appreciable risk	2,866,655	110,157	22,395	823,493	104,868	20,366	2,050,480
D – Significant risk	4,249,810	155,739	54,758	2,903,051	155,694	54,601	1,346,961
E – Unrecoverable risk	6,119,862	189,944	68,942	5,576,612	189,942	68,365	543,829
Total	191,144,968	2,565,387	2,764,535	12,726,162	504,405	192,230	183,052,093
As of December 31, 2024

Commercial	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	93,518,674	1,163,523	14,050	1,316,245	19,548	392	93,360,062
B – Acceptable risk	1,494,066	23,438	1,623	63,573	2,047	292	1,453,215
C – Appreciable risk	1,391,353	91,893	1,326	451,521	90,701	1,184	941,166
D – Significant risk	2,363,500	71,352	14,343	1,712,661	71,352	14,312	650,870
E – Unrecoverable risk	2,621,618	44,396	8,416	2,205,917	44,396	8,249	415,868
Total	101,389,211	1,394,602	39,758	5,749,917	228,044	24,429	96,821,181

Consumer	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	30,764,653	385,004	55,730	917,778	14,658	2,639	30,270,312
B – Acceptable risk	821,642	22,653	3,633	122,317	7,039	1,603	716,969
C – Appreciable risk	756,964	18,313	3,539	196,859	13,998	3,000	564,959
D – Significant risk	1,117,242	27,980	6,792	1,058,048	27,980	6,783	59,203
E – Unrecoverable risk	3,039,743	82,528	24,035	2,928,664	82,528	23,590	111,524
Total	36,500,244	536,478	93,729	5,223,666	146,203	37,615	31,722,967

Leasing	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	21,194,174	132,244	2,589,208	385,259	3,031	46,891	23,480,445
B – Acceptable risk	582,525	7,561	31,141	23,652	1,003	1,416	595,156
C – Appreciable risk	482,049	6,193	18,406	99,424	5,517	14,588	387,119
D – Significant risk	641,233	57,034	37,158	339,518	57,033	36,619	302,255
E – Unrecoverable risk	267,640	76,025	31,544	256,572	76,023	31,544	11,070
Total	23,167,621	279,057	2,707,457	1,104,425	142,607	131,058	24,776,045

Mortgage	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In Millions of COP
A – Normal risk	23,413,649	177,235	1,750	483,766	1,861	18	23,106,989
B – Acceptable risk	457,800	4,759	699	29,489	4,759	699	428,311
C – Appreciable risk	359,989	6,146	1,153	49,697	6,146	1,153	310,292
D – Significant risk	445,213	4,970	1,688	99,614	4,970	1,688	345,599
E – Unrecoverable risk	279,846	4,093	4,208	279,846	4,093	4,208	-
Total	24,956,497	197,203	9,498	942,412	21,829	7,766	24,191,191

Small business loans	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	576,447	6,595	1,952	12,214	99	32	572,649
B – Acceptable risk	9,059	249	69	320	249	69	8,739
C – Appreciable risk	7,226	227	63	4,441	227	63	2,785
D – Significant risk	14,176	421	165	14,045	421	165	131
E – Unrecoverable risk	37,470	1,252	979	34,624	1,252	974	2,851
Total	644,378	8,744	3,228	65,644	2,248	1,303	587,155

Total loans	Loans			Provision			Total net
Category	Capital	Interest and/or financial component	Other items	Capital	Interest and/or financial component	Other items
In millions of COP
A – Normal risk	169,467,597	1,864,601	2,662,690	3,115,262	39,197	49,972	170,790,457
B – Acceptable risk	3,365,092	58,660	37,165	239,351	15,097	4,079	3,202,390
C – Appreciable risk	2,997,581	122,772	24,487	801,942	116,589	19,988	2,206,321
D – Significant risk	4,581,364	161,757	60,146	3,223,886	161,756	59,567	1,358,058
E – Unrecoverable risk	6,246,317	208,294	69,182	5,705,623	208,292	68,565	541,313
Total	186,657,951	2,416,084	2,853,670	13,086,064	540,931	202,171	178,098,539
Provision for impairment of loan portfolio and leasing operations
The following table sets forth the changes in the allowance for loans and leasing operations losses as of March 31, 2025 and 2024:
As of March 31, 2025

Loans	Commercial	Consumer	Leasing	Mortgage	Small business loans	Total
In millions of COP
(+) Balance as of December 31, 2024	6,002,390	5,407,484	1,378,090	972,007	69,195	13,829,166
(+) Charged-off-loan recovery	10,287	64,857	23,144	5,789	(11)	104,066
(+) Impairment of loan portfolio and leasing operations, net (1)	129,797	533,034	9,275	76,214	11,712	760,032
(-) Period charges-off (2)	287,833	991,491	35,015	13,016	15,769	1,343,124
(+) Provision for purchased portfolio	72,657	—	—	—	—	72,657
Balance as of March 31, 2025	5,927,298	5,013,884	1,375,494	1,040,994	65,127	13,422,797
As of March 31, 2024

Loans	Commercial	Consumer	Leasing	Mortgage	Small business loans	Total
In millions of COP
(+) Balance as of December 31, 2024	5,087,527	5,461,726	1,282,986	974,580	85,533	12,892,352
(+) Charged-off-loan recovery	8,198	65,259	15,864	9,384	2	98,707
(+) Impairment of loan portfolio and leasing operations, net (1)	261,343	1,126,842	74,298	33,078	19,504	1,515,065
(-) Period charges-off (2)	97,209	1,078,904	35,736	7,687	20,351	1,239,887
Balance as of March 31, 2024	5,259,859	5,574,923	1,337,412	1,009,355	84,688	13,266,237

(1) The decrease in impairment expense in March 2025 compared to March 2024 is mainly generated in the individual portfolio.
(2) The write-offs are still in the process of collection management.

NOTE 6. INVESTMENT IN SUBSIDIARIES
The detail of investments in subsidiaries as of March 31, 2025 and December 31, 2024 is as below:

			March 31, 2025		December 31, 2024
In millions of COP
Company name	Main activity	Country	% of ownership	Investment value	% of ownership	Investment value
Banistmo S.A. (1)	Financial services	Panamá	100.00%	11,023,115	100.00%	11,500,974
Bancolombia Panamá S.A. (1)	Financial services	Panamá	100.00%	9,373,535	100.00%	10,206,593
FCP Inmobiliario Colombia S.A.	Real estate services	Colombia	80.43%	3,056,590	80.43%	2,987,499
Banca de Inversión Bancolombia S.A. Corporación Financiera	Financial services	Colombia	94.90%	1,152,773	94.90%	1,156,057
Bancolombia Puerto Rico Internacional Inc. (1)	Financial services	Puerto Rico	100.00%	739,477	100.00%	761,560
P.A. Sodimac (2)	Real estate services	Colombia	100.00%	506,953	100.00%	500,744
Fiduciaria Bancolombia S.A. Sociedad Fiduciaria	Financial trust services	Colombia	94.97%	471,155	94.97%	533,885
P.A. Mercurio (3)	Real estate services	Colombia	100.00%	320,216	100.00%	318,453
Valores Bancolombia S.A. Comisionista de Bolsa	Trade-broker dealer	Colombia	93.61%	236,089	93.61%	254,025
P.A. NOMAD Cabrera (4)	Real estate services	Colombia	98.00%	155,066	98.00%	154,492
P.A. NOMAD Central (5)	Real estate services	Colombia	98.00%	138,567	98.00%	133,572
P.A. Salitre (6)	Real estate services	Colombia	98.00%	136,238	98.00%	88,832
P.A. Nomad Distrito Vera (7)	Real estate services	Colombia	98.00%	100,792	98.00%	58,827
P.A. FAI Calle 77 (NOMAD77) (7)	Real estate services	Colombia	98.00%	62,809	98.00%	62,656
P.A. Nomad Nexo (9)	Real estate services	Colombia	98.00%	9	98.00%	14
Sociedad Beneficiaria BC Panamá S.A.S. (10)	Investments	Colombia	100.00%	–	100.00%	-
Total investment in subsidiaries				27,473,384		28,718,183
(1)Decrease in the carrying value of investments mainly due to the effect of foreign exchange differences.
(2)As of March 2025, the equity method income recognized for this investment was COP 6,209.
(3)As of March 2025, the equity method income recognized for this investment was COP 1,763.
(4)As of March 2025, the Bank made a purchase of COP 2,940. The equity method loss recognized for this investment was COP (2,366).
(5)As of March 2025, the Bank made a purchase of COP 6,860. The equity method loss recognized for this investment was COP (1,865).
(6)As of March 2025, the Bank made a purchase of COP 48,510. The equity method loss recognized for this investment was COP (1,105).
(7)As of March 2025, the Bank made a purchase of COP 42,728. The equity method loss recognized for this investment was COP (763).
(8)As of March 2025, the equity method income recognized for this investment was COP 154.
(9)As of March 2025, the equity method loss recognized for this investment was COP (5).
(10)Corresponds to Beneficiary Company BC Panama with a capital of less than COP 1.
The following tables sets forth the changes of the Bank's subsidiary investments as of March 31, 2025 and December 31, 2024:

March 31, 2025
	Banistmo S.A.	Bancolombia Panamá S.A.	FCP Fondo Inmobiliario Colombia.	Banca de Inversión Bancolombia S.A. Corporación Financiera.	Bancolombia Puerto Rico Internacional Inc.	Fiduciaria Bancolombia S.A. Sociedad Fiduciaria.	Valores Bancolombia S.A. Comisionista de Bolsa.	Others	Total
In millions of COP
Initial balance	11,500,974	10,206,593	2,987,499	1,156,057	761,560	533,885	254,025	1,317,590	28,718,183
Equity method through income statement (1)	86,527	287,140	69,091	472	15,454	48,667	12,982	2,022	522,355
OCI (Equity method) (2)	(564,386)	(520,998)	-	(3,756)	(37,537)	492	154	-	(1,126,031)
OCI (Translation adjustment) (2)	811,000	652,174	-	-	47,735	-	-	-	1,510,909
Purchase / capitalizations	-	-	-	-	-	-	-	101,038	101,038
Dividends	-	(595,582)	-	-	-	(111,906)	(31,072)	-	(738,560)
Restitution of contributions	-	-	-	-	-	-	-	-	-
Profit for previous years	-	(3,618)	-	-	-	17	-	-	(3,601)
Final balance	11,023,115	9,373,535	3,056,590	1,152,773	739,477	471,155	236,089	1,420,650	27,473,384
(1)See Note 15.5. Income from equity investments.
(2)Corresponds to other comprehensive income recognized as equity method as of March 31, 2025. See Separate Statement of Comprehensive Income.

December 31, 2024
	Banistmo S.A.	Bancolombia Panamá S.A.	FCP Fondo Inmobiliario Colombia.	Banca de Inversión Bancolombia S.A. Corporación Financiera.	Bancolombia Puerto Rico Internacional Inc.	Fiduciaria Bancolombia S.A. Sociedad Fiduciaria.	Valores Bancolombia S.A. Comisionista de Bolsa.	Otras	Total
In millions of COP
Initial balance	9,920,304	8,838,482	2,733,074	1,394,710	580,423	490,721	213,275	580,956	24,751,945
Equity method through income statement.	215,595	1,324,141	254,425	(244,727)	84,983	176,777	38,778	61,440	1,911,412
OCI (Equity method)	1,859,077	1,472,293	-	8,171	96,154	(3,781)	2,770	-	3,434,684
OCI (Translation adjustment)	(2,991,741)	(2,648,131)	-	-	(152,060)	-	-	-	(5,791,932)
Purchase / capitalizations	-	-	-	-	-	-	-	678,239	678,239
Dividends	(495,524)	(1,432,156)	-	-	-	(130,301)	-	-	(2,057,981)
Restitution of contributions	-	-	-	-	-	-	-	(3,045)	(3,045)
Profit for previous years	1,522	3,833	-	(2,097)	-	469	(798)	-	2,929
Final balance	11,500,974	10,206,593	2,987,499	1,156,057	761,560	533,885	254,025	1,317,590	28,718,183
The following is the supplementary information of the Bank's most significant subsidiaries as of March 31, 2025 and December 31, 2024 without eliminations:
As of March 31, 2025

Company name	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Banistmo S.A.	41,761,710	37,078,938	1,042,600	86,527
Bancolombia Panamá S.A.	29,908,768	20,535,234	529,244	287,140
FCP Fondo Inmobiliario Colombia	5,968,146	1,956,209	206,852	85,906
Banca de Inversión Bancolombia S.A. Corporación Financiera	1,449,692	37,591	39,785	498
The financial statements as of March 31, 2025 have been used for the purpose of applying the equity method for the subsidiaries.
As of December 31, 2024

Company name	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Banistmo S.A.	45,964,767	41,132,908	4,343,350	215,595
Bancolombia Panamá S.A.	32,095,844	21,889,251	2,190,330	1,324,141
FCP Fondo Inmobiliario Colombia	6,039,891	2,112,456	882,817	316,349
Banca de Inversión Bancolombia S.A. Corporación Financiera	1,464,181	48,620	190,300	(258,823)
The financial statements as of December 31, 2024 have been used for the purpose of applying the equity method for the subsidiaries.
As of March 31, 2025 and December 31, 2024 there are no restrictions or limitations on the ability of subsidiaries to transfer funds to the Bank in the form of dividends and other capital distributions.

NOTE 7. PREMISES AND EQUIPMENT, NET
As of March 31, 2025 and December 31, 2024, the premises and equipment, net consisted of the following:

Composition	March 31, 2025	December 31, 2024
In millions of COP
Premises and equipment for own use	1,748,980	1,770,827
Premises and equipment in operating leases	2,989,785	3,095,756
Total premises and equipment, net	4,738,765	4,866,583
As of March 31, 2025

Premises and equipment for own use	Balance as of January 1, 2025	Roll - forward					Balance as of March 31, 2025
		Additions (1)	Expenses depreciation	Expenses impairment (2)	Written off	Movements (3)
In millions of COP
Land
Cost	313,215	-	-	-	-	(911)	312,304
Construction in progress
Cost	13,586	237	-	-	-	-	13,823
Impairment	-	-	-	-	-	-	-
Buildings
Cost	1,098,887	613	-	-	(147)	(3,640)	1,095,713
Accumulated depreciation	(179,109)	-	(5,106)	-	(6)	1,299	(182,922)
Furniture and fixtures
Cost	406,490	2,376	-	-	(2,421)	-	406,445
Accumulated depreciation	(218,814)	-	(6,565)	-	2,117	-	(223,262)
Impairment	-	-	-	(5)	5	-	-
Computer equipment
Cost	695,302	9,969	-	-	(1,305)	-	703,966
Accumulated depreciation	(398,699)	-	(20,652)	-	1,046	-	(418,305)
Impairment	-	-	-	(192)	192	-	-
Vehicles
Cost	17,573	265	-	-	(314)	788	18,312
Accumulated depreciation	(9,339)	-	(869)	-	314	-	(9,894)
Machinery
Cost	96,725	433	-	-	(567)	-	96,591
Accumulated depreciation	(69,058)	-	(657)	-	511	-	(69,204)
Impairment	-	-	-	(27)	27	-	-
Leasehold improvements
Cost	4,068	1,345	-	-	-	-	5,413
Accumulated depreciation	-	-	-	-	-	-	-
Total cost	2,645,846	15,238	-	-	(4,754)	(3,763)	2,652,567
Total accumulated depreciation	(875,019)	-	(33,849)	-	3,982	1,299	(903,587)
Total accumulated impairment, net	-	-	-	(224)	224	-	-
Total premises and equipment for own use, net	1,770,827	15,238	(33,849)	(224)	(548)	(2,464)	1,748,980
(1)Computer equipment, mainly: laptops for COP 7,057 and CPUs for COP 1,353.
Fixtures and fittings, mainly: chiller for COP 851, condensing unit for COP 440 and handling unit for COP 362.
Improvements in other people's properties, mainly Plaza Las Américas branch for COP 446.
(2)Impairment losses recorded correspond to the procedure defined for assets due to obsolescence, losses and others, which results in the derecognition of the asset.
(3)Mainly due to the transfer to other unproductive assets of the administrative headquarters in Cali for COP 2,464.

Premises and equipment in operating leases	Balance at January 1, 2025	Roll - forward					Balance at March 31, 2025
		Additions(1)	Expenses depreciation	Expenses impairment	Written off	Movements(2)
In millions of COP
Furniture and fixtures
Cost	2,091	-	-	-	-	-	2,091
Accumulated depreciation	(868)	-	(63)	-	-	-	(931)
Vehicles
Cost	3,703,309	176,064	-	-	(66,461)	(205,237)	3,607,675
Accumulated depreciation	(749,141)	-	(84,761)	-	15,666	55,648	(762,588)
Computer equipment
Cost	265,230	21,270	-	-	(4,208)	(8,736)	273,556
Accumulated depreciation	(124,865)	-	(16,422)	-	3,633	7,636	(130,018)
Impairment	-	-	-	-	-	-	-
Total cost	3,970,630	197,334	-	-	(70,669)	(213,973)	3,883,322
Total accumulated depreciation	(874,874)	-	(101,246)	-	19,299	63,284	(893,537)
Total premises and equipment in operating leases, net	3,095,756	197,334	(101,246)	-	(51,370)	(150,689)	2,989,785
(1)Purchase of vehicles to be included in operating lease agreements mainly with Renting Colombia S.A.S.
(2)Vehicles, corresponds mainly to transfers of assets that ended the lease contract and went to the inventory category for COP 147,258, net, and transfers to the portfolio for relocation of assets to Financial Leasing for COP 2,330.

Total premises and equipment	Balance at January 1, 2024	Movimientos					Balance at March 31, 2025
		Additions	Expenses depreciation(1)	Expenses impairment(1)	Written off	Movements
In millions of COP
Total premises and equipment - cost	6,616,476	212,572	-	-	(75,423)	(217,736)	6,535,889
Total premises and equipment - accumulated depreciation	(1,749,893)	-	(135,095)	-	23,281	64,583	(1,797,124)
Total premises and equipment -impairment	-	-	-	(224)	224	-	-
Total premises and equipment, net	4,866,583	212,572	(135,095)	(224)	(51,918)	(153,153)	4,738,765

As of December 31, 2024

Premises and equipment in operating leases	Balance at January 1, 2024	Roll - forward					Balance at December 31, 2024
		Additions(1)	Expenses depreciation(2)	Expenses impairment	Written off (3)	Movements(4)
In millions of COP
Land
Cost	311,778	-	-	-	-	1,437	313,215
Construction in progress
Cost	7,690	8,620	-	-	-	(2,724)	13,586
Impairment	-	-	-	-	-	-	-
Buildings
Cost	1,102,332	1,364	-	-	-	(4,809)	1,098,887
Accumulated depreciation	(158,997)	-	(20,918)	-	-	806	(179,109)
Furniture and fixtures
Cost	366,790	47,774	-	-	(8,074)	-	406,490
Accumulated depreciation	(200,437)	-	(25,125)	-	6,748	-	(218,814)
Impairment	-	-	-	(288)	288	-	-
Computer equipment
Cost	661,417	95,628	-	-	(61,743)	-	695,302
Accumulated depreciation	(379,474)	-	(80,184)	-	60,959	-	(398,699)
Impairment	-	-	-	(387)	387	-	-
Vehicles
Cost	16,717	4,065	-	-	(3,209)	-	17,573
Accumulated depreciation	(9,276)	-	(3,190)	-	3,127	-	(9,339)
Machinery
Cost	91,761	7,199	-	-	(2,235)	-	96,725
Accumulated depreciation	(68,263)	-	(2,819)	-	2,024	-	(69,058)
Impairment	-	-	-	(54)	54	-	-
Leasehold improvements
Cost	15,001	33,848	-	-	-	(44,781)	4,068
Accumulated depreciation	-	-	-	-	-	-	-
Total premises and equipment - cost	2,573,486	198,498	-	-	(75,261)	(50,877)	2,645,846
Total premises and equipment - accumulated depreciation	(816,447)	-	(132,236)	-	72,858	806	(875,019)
Total premises and equipment -impairment	-	-	-	(729)	729	-	-
Total premises and equipment, net	1,757,039	198,498	(132,236)	(729)	(1,674)	(50,071)	1,770,827
(1) Computer equipment, mainly: ATMs for COP 36,578, Laptops for COP 34,564, CPU for COP 6,632 and Security camera for COP 3,239.
Furniture and fixtures, mainly: Condensing unit for COP 9,543, Modular System for COP 5,658, Handling unit for COP 5,083, Power plant for COP 4,484, Chiller for COP 3,838 and Cashier station for COP 3,616.
Improvements in other people's properties, mainly Cosmocentro Headquarters Building for COP 4,668, Carrera Primera Branch for COP 2,315, Calle 76 Branch for COP 2,170.
(2) Impairments are related to the process applied for obsolescence, accidents and others, which results in the derecognition of the asset.
(3) Computer equipment, mainly due to obsolescence of ATMs and laptops.
(4) Mainly due to transfer to right-of-use assets for completion of improvements and activation of contracts for COP 41,929, the most significant improvements being in branches and activation due to termination of improvements of other assets for COP 2,962.

Premises and equipment in operating leases	Balance at January 1, 2024	Roll - forward					Balance at December 31, 2024
		Additions(1)	Expenses depreciation(2)	Expenses impairment(2)	Written off	Movements(3)
In millions of COP
Furniture and fixtures
Cost	2,091	-	-	-	-	-	2,091
Accumulated depreciation	(614)	-	(254)	-	-	-	(868)
Vehicles
Cost	4,227,271	668,679	-	-	(142,435)	(1,050,206)	3,703,309
Accumulated depreciation	(672,254)	-	(351,398)	-	27,517	246,994	(749,141)
Computer equipment
Cost	228,161	73,678	-	-	(15,015)	(21,594)	265,230
Accumulated depreciation	(95,638)	-	(63,251)	-	12,730	21,294	(124,865)
Total cost	4,457,523	742,357	-	-	(157,450)	(1,071,800)	3,970,630
Total accumulated depreciation	(768,506)	-	(414,903)	-	40,247	268,288	(874,874)
Total premises and equipment in operating leases, net	3,689,017	742,357	(414,903)	-	(117,203)	(803,512)	3,095,756
(1)Purchase of vehicles to include in operating lease contracts mainly with Renting Colombia S.A.S.
(2)Vehicles, corresponds mainly to transfers of assets that ended the lease contract and went to the inventory category for COP 793,352, net and transfers to the portfolio for relocation of assets to Financial Leasing for COP 7,435.

Premises and equipment in operating leases	Balance at January 1, 2024	Roll - forward					Balance at December 31, 2024
		Additions	Expenses depreciation	Expenses impairment	Written off	Movements
In millions of COP
Total premises and equipment - cost	7,031,009	940,855	-	-	(232,711)	(1,122,677)	6,616,476
Total premises and equipment - accumulated depreciation	(1,584,953)	-	(547,139)	-	113,105	269,094	(1,749,893)
Total premises and equipment -impairment	-	-	-	(729)	729	-	-
Total premises and equipment, net	5,446,056	940,855	(547,139)	(729)	(118,877)	(853,583)	4,866,583
As of March 31, 2025, there are contractual commitments for the acquisition of assets for COP 4,934, mainly for the purchase of assets related to projects, investment in branches and ATMs, as well as for the change of assets in the data processing center Datacenter Niquia. As of December 31, 2024, there are contractual commitments for the acquisition of equipment for COP 2,664, mainly for improvements in the data processing center Datacenter Niquia and purchases of assets related to branch office projects.
As of March 31, 2025 and December 31, 2024, the Bank has no property and equipment with restricted title, nor guarantees of debts and contractual commitments for the fulfillment of obligations.
As of March 31, 2025 and December 31, 2024, the Bank's assessment indicates that there is no evidence of impairment of the Cash Generating Unit. Therefore, it is not considered necessary to make a formal estimate of the recoverable amount for these assets.
As of March 31, 2025 and December 31, 2024, the value of the property and equipment that is fully depreciated and in use is COP 261,625 and COP 257,886, respectively and corresponds mainly to computer equipment, fixtures and accessories and machinery.

NOTE 8. INCOME TAX
The income tax is recognized in accordance with current tax regulations.
8.1. Components recognized in the separate Income statement
The following chart provides a detailed breakdown of the total income tax for the periods ended March 31, 2025, and 2024:

	March 31, 2025	March 31, 2024
In millions of COP
Current tax
Fiscal term	(550,996)	(563,661)
Tax validity of foreign branch	(281)	(361)
Prior fiscal terms (1)	54,639	63,288
Total current tax	(496,638)	(500,734)
Deferred tax
Fiscal term (2)	(60,435)	24,803
Prior fiscal terms	(43,426)	(56,372)
Total deferred tax	(103,861)	(31,569)
Total income tax	(600,499)	(532,303)
(1)Mainly due to the recognition in 2024 of the effects of sentence CE 26739 of January 25 of the same year.
(2)Generated mainly by deferred taxes associated with bonds and allowance for accounts receivable.
8.2. Reconciliation of the effective tax rate
The detailed reconciliation between the total income tax expenses calculated at the current nominal tax rate and the recognized fiscal expense in the separate income statement for the periods ended March 31, 2025, and 2024:

Reconciliation of the tax rate	March 31, 2025	March 31, 2024
In millions of COP
Accounting profit	2,385,089	2,126,197
Applicable tax with nominal rate	(954,035)	(850,479)
Non-deductible expenses to determine taxable profit (loss)	(32,982)	(32,976)
Accounting and non-tax income to determine taxable profit	232,690	230,788
Fiscal and non-accounting expense (income) to determine taxable profit (loss)	(263,606)	(60,908)
Ordinary activities income exempt from taxation	361,810	105,448
Ordinary activities income not constituting income or occasional tax gain	45,037	52,120
Tax deductions	57,168	31,164
Tax depreciation surplus	51,235	53,293
Recovery of deductions (1)	(42,329)	(17,510)
Prior fiscal terms	11,213	6,916
Other effects of the tax rate by reconciliation between accounting profit and tax expense (income)	(66,700)	(50,159)
Total income tax	(600,499)	(532,303)
(1)The increase corresponds mainly to income from the recovery of deductions generated on the sale of vehicles.

8.3.Components recognized in the Condensed Interim Statement of Comprehensive Income Separate (OCI).

March 31, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Revaluation gain related to the defined benefit liability	-	26	26
Net loss on financial instruments measured at fair value.	(5,231)	3,185	(2,046)
Net loss from investments in subsidiaries accounted for using the equity method	(1,126,031)	-	(1,126,031)
Net gain on valuation of investments in associates and joint ventures.	98	-	98
Unrealized loss on cash flow hedge	(62)	25	(37)
Net gain on net investment hedge in foreign operations	192,264	(71,154)	121,110
Net	(938,962)	(67,918)	(1,006,880)
See separate statement of comprehensive income

March 31, 2024
In millions of COP
	Amounts before taxes	Amounts before taxes	Amounts before taxes
Revaluation gain related to the defined benefit liability	-	6	6
Net loss on financial instruments measured at fair value.	(4,407)	1,432	(2,975)
Exchange differences	74,844	-	74,844
Unrealized gain/(loss) on investments in subsidiaries using equity method	(8,769)	-	(8,769)
Net gain on valuation of investments in associates and joint ventures.	43	-	43
Loss on net investment hedge in foreign operations	(38,075)	16,784	(21,291)
Net	23,636	18,222	41,858
See separate statement of comprehensive income
8.4.Deferred tax
According to the financial projections, it is expected to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Bancolombia Group's economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group's strategy is taken into account.

	December 31, 2024	Effect on Income Statement	Effect on OCI	March 31, 2025
Asset Deferred Tax:
Employee Benefits	219,010	4,480	26	223,516
Deterioration assessment	108,913	31,302	-	140,215
Financial Obligations	184,392	(120,891)	-	63,501
Derivatives Valuation	-	7,196	25	7,221
Net investment coverage in operations abroad	362,784	(33,351)	(71,154)	258,279
Properties received in payment	124,038	151	-	124,189
Other deductions	167,125	(31,042)	-	136,083
implementation adjustment	90,895		-	90,895
Total Asset Deferred Tax	1,257,157	(142,155)	(71,103)	1,043,899
Liability Deferred Tax:
Property and equipment	(78,142)	(35,976)	-	(114,118)
Lease restatement	(463,183)	34,518	-	(428,665)
Deterioration assessment	(80,494)	80,494	-	-
Valuation of equity instruments	(371,397)	(39,618)	3,185	(407,830)
Goodwill	(1,567,225)		-	(1,567,225)
Other deductions	(84,554)	(1,124)	-	(85,678)
Total Liability Deferred Tax	(2,644,995)	38,294	3,185	(2,603,516)
Net Deferred Tax	(1,387,838)	(103,861)	(67,918)	(1,559,617)

8.5.Amount of temporary differences in subsidiaries, branches, and associates over which deferred tax was not recognized is:
In accordance with IAS 12, no deferred tax credit was recorded, because Management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	March 31, 2025	December 31, 2024
In millions of COP
Temporary differences
Local Subsidiaries	(75,949)	(214,304)
Foreign Subsidiaries	(18,591,991)	(20,176,494)
8.6.Dividends
8.6.1Dividend Payment
Dividends to be distributed by the Bank will be subject to the application of section 48 and 49 of the Colombian Tax Code, and consequently, they will be subject to a withholding tax established by the norm. This is in accordance with the tax characteristics of each shareholder.

8.6.2Dividends received from Colombian Subsidiary Companies
Considering the historical tax status of the dividends received by the Bank from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Bank, its affiliates and national subsidiaries belong to the same business group.

8.7.Tax contingent liabilities and assets
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Bancolombia Group.
In Colombia, due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax administration's judgment may differ from that applied by Bancolombia at any time. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However.
Based on the criteria established in the interpretation of IFRIC 23, Bancolombia did not recognize uncertain tax positions in its financial statements.
8.8. Tax contingent liabilities and assets
The Bank recognizes transactions between related parties by applying the arm's length principle. These transactions are documented and reported to the Colombian tax administration. No transfer pricing adjustments are expected for the current fiscal year.
NOTE 9. DEPOSITS BY CUSTOMERS
Details of customer deposits as of March 31, 2025 and December 31, 2024 are as follows:

	March 31, 2025	December 31, 2024
In millions of COP
Saving accounts	93,827,457	94,644,219
Time deposits (1) (2)	67,201,158	63,637,941
Checking accounts	19,355,612	21,124,420
Other deposits	4,790,997	6,394,493
Total (3)	185,175,224	185,801,073
(1) Increase generated mainly in CDT´s with terms between 6 and 12 months.
(2) Includes the effect of the adjustment to the item covered by fair value hedge accounting, which amounts to COP 2,261 and COP 963 as of March 31, 2025 and December 31, 2024, respectively.
(3) As of March 31, 2025 and December 31, 2024, Nequi deposits of COP 4,366,164 and COP 4,449,420 are included, respectively.

The following table details the time deposits issued by the Bank:

CDT	Effective interest rate		March 31, 2025
Modality	Minimum	Maximum	Carrying Value
Less than 6 months	0.10%	9.90%	24,530,323
Between 6 months and 12 months	4.55%	10.80%	14,661,314
Between 12 months and 18 months	4.85%	13.15%	7,595,202
Greater than 18 months	3.30%	17.00%	20,414,319
Total			67,201,158

CDT	Effective interest rate		December 31, 2024
Modality	Minimum	Maximum	Carrying Value
Less than 6 months	0.10%	10.60%	24,962,895
Between 6 months and 12 months	4.60%	12.00%	9,423,320
Between 12 months and 18 months	5.00%	14.35%	7,310,170
Greater than 18 months	3.30%	17.65%	21,941,556
Total			63,637,941
The maturity details of the Term Deposits issued by the Bank as of March 31, 2025 and december of 2024 are as follows:

	March 31, 2025	December 31, 2024
In millions of COP
Less than 1 year	52,014,776	47,346,967
Between 1 and 3 years	4,393,999	5,400,904
Between 3 and 5 years	1,474,555	1,085,237
Greater than 5 years	9,317,828	9,804,833
Total	67,201,158	63,637,941
NOTE 10. REPURCHASE AGREEMENTS
The following table sets forth information regarding the money market operations recognized as liabilities in Statement of Financial Position of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Repos and reverse repos
Simultaneous operations(1)	948,075	481,111
short term operations	73,520	147,372
Total repo liabilities(2)	1,021,595	628,483
Total repo	1,021,595	628,483
(1)The variation is mainly generated by repos in simultaneous operations with the Central Counterparty Risk Clearing House.
(2)Total repo liabilities have a maturity of less than one month..
Offsetting of Repurchase and Resale Agreements
For the Bank substantially all repurchase and resale activities are transacted under legally enforceable repurchase agreements that give the Bank, in the event of default by the counterparty, the right to liquidate securities held with the same counterparty.

The Bank does not offset repurchase and resale transactions with the same counterparty in the statement of financial position.
The table below presents repurchases and resale transactions included in the statement of financial position as of March 31, 2025 and December 31, 2024:

March 31, 2025
In millions of COP
	Assets / liabilities gross	Financial instruments as collaterals	Assets / liabilities net
Securities purchased under resale agreements(1)	3,353,027	(3,353,027)	-
Securities sold under repurchase agreements	(1,021,595)	1,021,595	-
Total repurchase and resale agreements	2,331,432	(2,331,432)	-

December 31, 2024
In millions of COP
	Assets / liabilities gross	Financial instruments as collaterals	Assets / liabilities net
Securities purchased under resale agreements(1)	5,613,041	(5,613,041)	-
Securities sold under repurchase agreements	(628,483)	628,483	-
Total repurchase and resale agreements	4,984,558	(4,984,558)	-
(1) See Note 3. Cash and cash equivalents.
NOTE 11. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS
The composition of financial obligations measured at amortized cost as of March 31, 2025 and December 2024, is as follows

	March 31, 2025	December 31, 2024
In millions of COP
Obligations granted by foreign banks(1)	4,822,910	6,555,063
Obligations granted by domestic banks	4,137,840	4,002,801
Total	8,960,750	10,557,864
(1)In the first quarter of 2025, prepayments were made to Bank Of New York Mellon NY, Caixa Bank and BCI Chile.
Obligations granted by foreign banks

Financial institution	Rate minimum	Rate maximum	March 31, 2025
In millions of COP
Financing with Correspondent Banks	5.87%	7.12%	4,822,910
Total			4,822,910

Financial institution	Rate minimum	Rate maximum	December 31, 2024
In millions of COP
Financing with Correspondent Banks	5.45%	7.45%	6,555,063
Total			6,555,063

The contractual maturities of financial obligations with foreign entities are as follows:

	March 31, 2025	December 31, 2024
In millions of COP
Short term (less than 1 year)	3,497,823	3,150,200
Long term (more than 1 year)	1,325,087	3,404,863
Total	4,822,910	6,555,063
Obligations granted by domestic banks

Financial institution	Rate minimum	Rate maximum	March 31, 2025
	In millions of COP
Financiera de Desarrollo Territorial (FINDETER)	4.15%	17.42%	2,480,215
Fondo para el Fomento del Sector Agropecuario (FINAGRO)	5.09%	12.28%	1,310,950
Banco de Comercio Exterior de Colombia (BANCOLDEX)	2.17%	17.56%	346,675
Total			4,137,840

Financial institution	Rate minimum	Rate maximum	December 31, 2024
In millions of COP
Financiera de Desarrollo Territorial (FINDETER)	4.15%	17.21%	2,239,644
Fondo para el Fomento del Sector Agropecuario (FINAGRO)	5.09%	13.59%	1,363,891
Banco de Comercio Exterior de Colombia (BANCOLDEX)	2.17%	17.50%	399,266
Total			4,002,801
The maturities of financial obligations with domestic banks, are as follows:

	March 31, 2025	December 31, 2024
In millions of COP
Short term (less than 1 year)	184,985	125,568
Long term (more than 1 year)	3,952,855	3,877,233
Total	4,137,840	4,002,801
As of March 31, 2025 and December 31, 2024, there were some financial covenants, mainly regarding capital adequacy ratios, past due loans and allowances. None of these covenants had been breached nor were the related obligations past due.
NOTE 12. OTHER LIABILITIES
The following is a detail of other liabilities as of March 31, 2025, and December 31, 2024 are presented below:

	March 31, 2025	December 31, 2024
In millions of COP
Dividends (1)	3,766,931	865,387
Payables	2,703,632	2,849,007
Suppliers	1,308,048	1,669,077
Deferred income	536,892	552,620
Salaries and other labor obligations	423,295	335,761
Surplus to be applied	344,178	324,830
Collection services	339,767	453,541
Deposits delivered as security	282,114	371,426
Bonuses and short-term benefit (2)	175,069	461,139
Advances in leasing operations	152,890	173,168
Withholdings and labor contributions	132,900	479,416
Provisiones	112,501	117,616
Liabilities from contracts with customers (3)	44,184	47,863
Credits for factoring operations	12,272	59,478
Others	21,110	21,831
Total	10,355,783	8,782,160
(1)Dividends payable corresponding to the distribution of profits for the year 2024, decreed in March 2025. See Statement of Changes in Equity, Dividend Distribution.
(2)Decrease explained by the payment of the SVA bonus as of March 2025.
(3)See Note 15.3.1. Income from commissions and other services, in the details of accounts receivable balances and liabilities from customer contracts.

NOTE 13. PROVISIONS AND CONTINGENT LIABILITIES
Judicial proceedings
Details of provisions and contingent liabilities as of December 31, 2024, are included in the annual report of the 2024 separate financial statements, for the three months period ending March 31, 2025, there is no relevant information on changes in provisions and contingent liabilities.
NOTE 14. APPROPRIATED RESERVES
As of March 31, 2025, and December 31, 2024, the reserves were as follows:

	March 31, 2025	December 31, 2024
In millions of COP
Appropriation of net income (1) (2)	14,208,957	14,208,820
Occasional reserve (3)	10,549,607	8,689,362
Reserve for social benefit projects (4)	34,000	0
Total appropiated reserves (5)	24,792,564	22,898,182
(1)In compliance with the article 452 of the Commercial Code of the Republic of Colombia, which establishes that corporations shall constitute a legal reserve amounting to at least fifty percent of the subscribed capital, formed with ten percent of the net profits of each fiscal year. The constitution of such reserve will be mandatory until it reaches fifty percent of the subscribed capital. (1)The legal reserve fulfills two objectives: to increase and maintain the company's capital and to absorb economic losses. Based on the aforementioned, this amount shall not be distributed in dividends to the stockholders.
(2)As of March 31, 2025, and December 31, 2024, includes reclassification of unclaimed dividends under the article 85 of the Bank's Bylaws for COP 137 and COP 506, respectively.
(3)The change corresponds to the occasional reserve for equity strengthening and future growth, approved by the General Shareholders' Meeting on March 14, 2025.
(4)Occasional reserve available to the Board of Directors for donations to social benefit projects, approved by the General Shareholders' Meeting on March 14, 2025.
(5) See separate statement of changes in shareholders' equity.

NOTE 15. OPERATING INCOME
Below is the information corresponding to operating income and expenses for the three-month period ending March 31, 2025 and 2024:
15.1 Interest and valuation on financial instruments
The following table sets forth the detail of total interest income and valuation of investment securities for the period ended March 31, 2025 and 2024, included in the net margin calculation:

Interest and valuation on financial instruments	March 31, 2025	March 31, 2024
In millions of COP
Interest on debt securities through OCI	85,702	91,524
Debt securities held to maturity	71,382	78,797
Total interest on debt instruments measured by the effective interest method	157,084	170,321
Net income from activities measured at fair value through income statement
Debt securities (1)	244,202	195,891
Spot transactions	16,232	(9,674)
Hedging derivatives	(3,637)	–
Money market transactions	(10,538)	107,186
Derivatives (2)	(42,609)	7,118
Total activities measured at fair value through income statement, net	203,650	300,521
Total interest and valuation of investments	360,734	470,842
(1) Variation generated mainly by the increase presented by the valuation of the TES COP 145,912 and decrease in the profit on sale of the TES COP 13,813. Decrease in the valuation of the foreign currency portfolio for COP 61,732, as well as a decrease of COP 17,035 in the valuation and profit on sale of the TES UVR.
(2) Variation presented mainly due to the compensation against the notional bond futures in the amount of COP 45,316.
15.2 Interest expenses
The following table sets forth the detail of interest on financial liability instruments for the period ended March 31, 2025 and 2024:

Interest expenses	March 31, 2025	March 31, 2024
In millions of COP
Deposits (1)	2,150,536	2,643,186
Financial obligations (1)	183,689	287,185
Debt securities issued (bonds)	165,961	238,381
Lease liabilities	26,154	28,550
Preferred share	14,837	14,837
Interbank deposits purchased	2,539	486
Other interest	10,087	11,852
Interest expenses	2,553,803	3,224,477
(1)The intervention rate issued by the Bank of the Republic went from 13.00% at the beginning of 2024 to 9.50% in 2025, this has an impact on the CDT deposit collection operation rates.

Net interest income defined as: Interest on loan portfolio and financial leasing operations, interest on debt instruments measured by the effective interest method and interest expense amounted to COP 3,615,062 and COP 3,875,182 as of March 31, 2025 and March 31, 2024, respectively.

15.3 Fees and commissions
15.3.1 Income from fees and commissions
The Bank has elected to present the income from contracts with customers as an element in a line named “Fees and commissions income” in the consolidated statement of income separated from the other income sources.
The information contained in this section about the fees and commission’s income presents information on the nature, amount, timing and uncertainty of the income from ordinary activities which arise from a contract with a customer under the regulatory framework of IFRS 15 Revenue from Ordinary activities from Contracts with Customers.
In the following table, the description of the main activities through which the Bank generates revenue from contracts with customers is presented:

Fees and Commissions	Description
Debit and credit cards fees	In debit card product contracts, it is identified that the price assigned to the services promised by the Bank to the customers is fixed, given that no financing component exists, it is established on the basis of the national and international interbank rate, additionally, the product charges to the customers commissions for handling fees, at a determined time and with a fixed rate.
For Credit Cards, the commissions are the handling fees and depend on the card franchise. The commitment is satisfied in so far that the customer has capacity available on the card.
Other revenue received by the (issuer) credit card product, is advance commission; this revenue is the charge generated each time the customer makes a national or international advance, at owned or non-owned ATMs, or through a physical branch. The exchange bank fee is a revenue for the Issuing Bank of the credit card for the services provided to the business for the transaction effected at the point of sale, the commission is accrued and collected immediately at the establishment and has a fixed amount.
In the credit cards product there is a customer loyalty program, in which points are awarded for each transaction made by the customer in a retail establishment. The program is administrated by a third party who assumes the inventory and claims risks, for which it acts as agent. The Bank, recognized it as a lower value of the revenue from the exchange bank fee.
The rights and obligations of each party in respect of the goods and services for transfer are clearly identified, the payment terms are explicit, and it is probable, that is, it takes into consideration the capacity of the customer and the intention of having to pay the consideration at termination to those entitled to change the transferred goods or services. The revenue is recognized at a point in time: the Bank satisfies the performance obligation when the “control” of the goods or services was transferred to the customers.

Bancassurance	The Bank receives a commission for collecting insurance premiums at a given time and for allowing the use of its network to sell insurance from different insurance companies over time. The Bank in these bancassurance contracts acts as agent (intermediary between the customer and the insurance company), since it is the insurance company which assumes the risks, and which handles the complaints and claims of the customers inherent in each insurance. Therefore, the insurance company acts as principal before the customer. The prices agreed in bancassurance are defined as a percentage on the value of the policy premiums. The payment shall be tied to the premiums collected, sold or taken for the case of employees’ insurance. The aforementioned then means that the price is variable, since the revenue will depend on the quantity of policies or calculations made by the insurance companies.
Payments	Service in which the Bank's customers can automatically perform whereby transactional channels, banking transactions for payroll payments, cancellation of invoices and credits, to beneficiaries of the Bank, as well as other financial entities affiliated to Automated Clearing House ACH, the commitment is satisfied once the Bank performs the transaction. The rate stipulated for this commission is variable, the income is recognized at a given time and acts as principal.

Fees and Commissions	Description
Collections	The Bank acting as principal, commits to collect outstanding invoices receivable by the collecting customers through the different channels offered by the bank, send the information of the collections made and credit the money to the savings or checking account defined by the collecting customer. The commitment is satisfied at a point in time to the extent that the money is collected by the different channels, the information of the said collections is delivered appropriately, and the resources are credited in real-time to the account agreed with the customer. For the service, the Bank receives a fixed payment, which is received for each transaction once the contract is in effect.
Electronic services and ATMs	Revenue received from electronic services and ATMs arises through the provision of services so that the customers may make required transactions, and which are enabled by the Bank. These include online and real-time payments by the customers of the Bank holding a checking or savings accounts, with a debit or credit card for the products and services that the customer offers. Each transaction has a single price, for a single service. The provision of collection services or other different services provided by the Bank, through electronic equipment, generates consideration chargeable to the customer established contractually by the Bank as a fee. The Bank acts as principal and the revenue is recognized at a point in time.
Banking services	Banking Services are related to commissions from the use of digital physical channels or once the customer makes a transaction. The performance obligation is fulfilled once the payment is delivered to its beneficiary and the proof of receipt of the payment is sent, in that moment, the collection of the commission charged to the customer is generated, which is a fixed amount. The commitment is satisfied during the entire validity of the contract with the customer. The Bank acts as principal.
Letters of credit	Banking service corresponding to a documentary credit in which the Bank acquires the commitment to guarantee the fulfillment of financial, commercial or service obligations to a supplier of the contracting party, called beneficiary, in import or export operations through a correspondent bank. The consideration in this type of contract may include fixed amounts, variable amounts, or both, and is acted as principal.
Acceptances, guarantees and standby letters of credit	Bank service of acceptances guarantees and standby letters of credit that are not part of the Bank's portfolio. There are different performance obligations; the satisfaction of performance obligations occurs when the service is rendered to the customer. The consideration in these types of contracts may include fixed amounts, variable amounts, or both, and the Bank acts as principal. Revenue is recognized at a point in time.
Checks	Service through which the Bank offers its customers alternatives to avoid the risk of mobilizing cash, through the sale of domestic checks that can be exchanged in any place where the Bank has a presence. The consideration in this type of contract is fixed, the income is recognized at a determined time and acts as principal.
Deposits	Deposits are related to the services generated from the offices network of the Bank once a customer makes a transaction. The Bank generally commits to maintain active channels for the products that the customer has with the Bank, with the purpose of making payments and transfers, sending statements and making transactions in general. The commissions are deducted from the deposit account, and they are incurred at a point in time. The Bank acts as principal.
Gains on sale of assets	These are the revenue from the sale of assets, where the sale value is higher than the book value recorded in the accounts, the difference representing the gains. The recognition of the revenue is at a point in time once the sale is realized. The Bank acts as principal in this type of transaction and the transaction price is determined by the market value of the asset being sold. For a detail of the balance see Note 15.4. Other operating income, net

The following table represents in detail and categorized by nature the fees and commissions for the three months periods ended March 31, 2025 and 2024:

Income from fees and commissions:

Income from fees and commissions	March 31, 2025	March 31, 2024
In millions of COP
Debit and credit cards and affiliated establishments	689,413	663,874
Bancassurance (1)	211,235	192,503
Electronic services and ATMs (2)	141,508	113,170
Collections	131,018	119,898
Payment (3)	129,901	117,194
Acceptances, guarantees and Standby Letters of Credit and commissions for operations in foreign currencies	52,864	44,732
Banking services	38,751	34,556
Placements	15,046	14,707
Cheks	5,221	4,872
Others	17,702	16,274
Total income from fees and commissions	1,432,659	1,321,780
(1)Increase generated by higher fees for collection services.
(2)Increase generated by digital banking fees.
(3)Increase in Bancolombia automatic payment transaction rates (PAB).
For the determination of the transaction price, the Bank assigns to each one of the services the amount which represents the value expected to be received as consideration for each independent commitment, which is based on the relative price of independent sale. The price that the Bank determines for each performance obligation is done by defining the cost of each service, related tax and associated risks to the operation and inherent to the transaction plus the margin expected to be received in each one of the services, taking as references the market prices and conditions, as well as the segmentation of the customer.
In the transactions evaluated in the contracts, changes in the price of the transaction are not identified.
Contract assets with customers
The Bank receives payments from customers based on the provision of the service, in accordance to that established in the contracts. When the Bank incurs costs for providing the service prior to the invoicing, and if these are directly related with a contract, they improve the resources of the entity and are expected to recuperate, these costs correspond to a contract asset. As a practical measure, the Bank recognizes as an expense the incremental costs of obtaining a contract when the amortization period of the asset is equal to or less than one year.
Contract liabilities with customers
The contract liabilities constitute the obligation of the Bank to transfer the services to a customer, for which the Bank has received a payment on the part of the final customer or if the amount is due before the execution of the contract. They also include deferred income related to services that shall be delivered or provided in the future, which will be invoiced to the customer in advance, but which are still not due.
The following table shows the detail of the balances of accounts receivable and liabilities from contracts with customers, As of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
In millions of COP
Accounts receivable from contracts with clients (1)	167,997	170,397
Liabilities from contracts with clients (2)	44,184	47,863

(1)The impairment corresponding to accounts receivable from contracts with customers is COP 23,646 y COP 24,017 as of March 31, 2025 and December 31, 2024, respectively.
(2)See Note 12. Other liabilities.
15.3.2 Fees and Commissions Expenses

Fees and Commissions Expenses	March 31, 2025	March 31, 2024
In millions of COP
Banking services (1)	270,198	231,329
Sales, collections and other services (2)	242,823	214,296
Correspondent banking (1)	149,546	107,462
ACH y PSE services (1)	44,572	37,452
Payments and collections	12,743	8,927
Placements	12,061	17,985
Other (3)	44,675	23,484
Total expenses for fees and commissions	776,618	640,935
Total income for fees and commissions, net	656,041	680,845

(1)Increase due to increased transaction volume generated during 2025.
(2)Increase due to increased demand for customer service via telephone channels (contact center services) and increased collection management.
(3) The increase is primarily generated by payments to PayPal, corresponding to the commission for transfers made by Nequi customers through this platform to the correspondent bank.
15.4. Other operating income, net
Other operating income, net, consists of the following items for the period ended as of March 31, 2025 and 2024:

Other operating income, net	March 31, 2025	March 31, 2024
In millions of COP
Operating leases (1)	210,423	255,481
Exchange difference and foreign exchange derivatives net (2)	191,404	11,831
Gain on sale of assets held for sale and inventories (3)	33,473	2,540
Recoveries	27,401	17,848
Leases	24,482	18,246
Profit on sale of assets held for sale and inventories	16,525	31,171
Gain on sale of assets - Financial leasing	2,183	42
Gain on sale of property and equipment	1,231	877
Penalties for noncompliance with leasing contracts	507	520
Other	10,915	19,041
Total other operating income, net	518,544	357,597
(1)Decrease generated by lower activations of operating lease contracts.
(2)Variation generated by the fluctuation of the peso against the dollar in 2025.
(3)Variation mainly reflected in profits from vehicle sales.

15.5. Equity investment income
The following table shows the detail of equity investment income for the period ended March 31, 2025 and 2024:

Dividends and other net income for equity investments.	March 31, 2025	March 31, 2024
In millions of COP
Equity method (1)(2)	536,544	566,881
Valuation and sale of equity investments (3)	11,383	1,210
Dividends (4)	3,592	2,673
Total dividends and other net income for equity investments.	551,519	570,764
(1)For more information related to the equity method, see Note 6. Investments in Subsidiaries.
(2)The balance as of March 31, 2025, includes the equity method of subsidiary investments for COP 522,355, for associates COP 9,301 and joint ventures COP 4,888. The balance as of March 31, 2024 includes the equity method of subsidiary investments for COP 573,203 and for associates and joint ventures for COP ($6,322).
(3)In November 2024, the Bank recognized as a financial instrument the FCP Pactia Inmobiliario, at March 31, 2025 its valuation amounts to COP 11,212.
(4)Dividends received from equity instruments as of March 31, 2025 correspond to Credibanco S.A. for COP 1,905, Cámara de Riesgo Central de Contraparte S.A. for COP 1,335, Bladex for COP 185 and Servibanca S.A. for COP 167 and as of March 31, 2024 correspond to: Cámara de Riesgo Central de Contraparte de Colombia S.A. for COP 1,203; Credibanco S.A. for COP 1,193; Servibanca S.A. for COP 140 and Bladex for COP 137.
NOTE 16. OPERATING EXPENSES
The information corresponding to operating expenses as of March 31, 2025, and 2024 is as follows:
16.1. Salaries and employee benefit
The detail of salaries and employee benefits for the periods ended March 31, 2025, and 2024, is as follows:

Salaries and employee benefit	March 31, 2025	March 31, 2024
In millions of COP
Salaries(1)	405,988	372,517
Bonuses(2)	168,510	82,671
Private premium	142,840	145,129
Social security contributions	137,976	127,518
Indemnization payment	27,389	37,029
Defined Benefit severance obligation and interest	41,654	40,849
Vacation expenses	26,153	23,915
Pensión plan	2,754	2,961
Others(3)	72,800	65,817
Total salaries and employee benefit	1,026,064	898,406

(1)The variation corresponds mainly to salary increases for statutory employees and employees who belong to the Collective Bargaining Agreement.
(2)Corresponds mainly to bonuses for the Bank's employees in accordance with the variable compensation model of the Bancolombia Group.
(3)Includes employee benefits, mainly policies, training and recreation.

16.2. Other administrative and general expenses
The Details of other administrative and general expenses for the period ended March 31, 2025, and 2024, is as follows:

Other administrative and general expenses	March 31, 2025	March 31, 2024
In millions of COP
Fees	146,562	131,377
Insurance (1)	141,279	125,215
Data processing (2)	117,032	87,509
Maintenance and repairs	116,871	98,461
Fraud and claims (3)	100,066	73,341
Transportation	51,867	46,786
Advertising	21,250	16,236
Contributions and memberships	20,616	18,589
Cleaning and security services	20,332	18,875
Communications	20,001	18,956
Supplies and stationery	16,952	15,854
Utilities	13,590	17,026
Adjustment and installation	10,680	8,725
Property management	10,303	9,157
Litigation, fines, and penalties	5,685	13,140
Travel expenses	4,741	3,641
Warehousing services	4,545	4,669
Financial auditor and board of directors fees	3,802	3,074
Transactional services	2,140	2,194
Temporary services	2,009	1,053
Other	51,772	36,880
Total other administrative and general expenses	882,095	750,758
Taxes other than income tax (4)	289,377	319,812
(1)The increase is mainly generated by Fogafin's deposit insurance due to an increase in the volume of deposits.
(2)Increase generated mainly by higher spending on technology services.
(3)Increase generated by fraud losses such as: Smishing social engineering.
(4)The accumulated decrease as of March 2025 is mainly generated in industry and commerce taxes for COP 15,067 and VAT for COP 14,417.

16.3. Impairment, depreciation and amortization
Details of amortization, depreciation and impairment expense for the six-month period ended June 30, 2024, and for the three-month from April 1 to the June 30,2024 and 2023, is as follows:

Impairment, depreciation and amortization	March 31, 2025	March 31, 2024
In millions of COP
Depreciation of premises and equipment (1)	135,095	143,285
Impairment of marketable assets, non- marketable assets, and other assets, net	43,232	40,977
Depreciation of right-of-use assets, on lease	34,432	31,792
Amortization of intangible assets	21,923	15,541
Impairment of right-of-use assets, on lease	1009	1
Impairment of premises and equipment (1)	224	162
Total impairment, depreciation and amortization	235,915	231,758
(1) See note 7. Premises and equipment, net.
NOTE 17. RELATED PARTY TRANSACTIONS
The Bank offers banking and financial services to its related parties in order to meet their transactional needs for investment and liquidity in the ordinary course of business. These transactions are carried out in terms similar to those of transactions with third parties. In the case of treasury operations, the Bank operates between its own position and its related parties through transactional channels or systems established for this purpose and under the conditions established by current regulations.
Details of related party transactions as of December 31, 2024 are included in the annual report of the 2024 separate financial statements, for the three months ended March 31, 2025, there were no related party transactions that materially affected the Bank's financial position or results of operations.
NOTE 18. LIABILITIES FROM FINANCING ACTIVITIES
The following table presents the reconciliation of the balances of liabilities from financing activities as of March 31, 2025:

	Balance as of January 1, 2025	Cash flows	Non-cash changes		Balance as of March 31, 2025
			Foreign currency translation adjustment	Interests accrued
En millones de pesos colombianos
Liabilities from financing activities
Borrowings from other financial institutions	10,557,864	(1,463,984)	(316,820)	183,689	8,960,749
Debt instruments in issue	7,801,008	(157,778)	(270,403)	165,961	7,538,788
Preferred shares	628,483	393,113	-	-	1,021,596
Interbank and repurchase agreements (1)	584,204	(57,701)	-	14,837	541,340
Total liabilities from financing activities	19,571,559	(1,286,350)	(587,223)	364,487	18,062,473
(1)The cash flow COP 57,701 corresponds to the minimum dividends paid to preferred shareholders and is included in the statement of cash flows in the line "dividends paid", which includes the total dividends paid during the year to preferred and common shareholders.

NOTE 19. FAIR VALUE OF ASSETS AND LIABILITIES
The characteristics of the asset or liability are considered in determining fair value in the same manner as market participants would consider in pricing the asset or the liability at the measurement date.
Valuation process for fair value measurements
The valuation to fair value prices is performed using prices, methodologies and inputs provided by the official pricing services provider (Precia) to the Bank.
All methodologies and procedures developed by the pricing services provider are supervised by the SFC, which has its authorization.
The following table shows the carrying value and fair value of assets and liabilities as of March 31, 2025, and December 31, 2024:

	March 31, 2025		December 31, 2024
	Carrying value	Fair value	Carrying value	Fair value
In millions of COP
Assets
Debt securities negotiable investments and pledged financial assets (1)	12,548,560	12,548,560	13,866,824	13,866,824
Debt securities available for sale investments (1)	3,399,644	3,399,644	3,326,813	3,326,813
Debt securities held to maturity investments, net (1)	4,328,117	4,309,522	4,117,051	4,095,270
Equity instruments (1)	458,943	464,907	445,356	454,423
Derivative financial instruments (1)	2,520,831	2,520,831	2,924,434	2,924,434
Loans and leasing transactions (2)	183,052,093	188,229,498	178,098,539	185,329,424
Investment property	846,853	846,853	846,853	846,853
Total assets	207,155,041	212,319,815	203,625,870	210,844,041
Liabilities
Deposits by customers (3)	185,175,224	185,214,783	185,801,073	186,106,658
Repurchase agreements and other similar secured borrowing (4)	1,021,595	1,021,595	628,483	628,483
Derivative financial instruments (1)	2,509,980	2,509,980	2,667,439	2,667,439
Borrowings from other financial institutions (5)	8,960,750	8,960,750	10,557,864	10,557,864
Debt instruments in issue	7,538,788	7,767,434	7,801,008	8,006,510
Preferred shares	541,340	359,634	584,204	407,174
Total liabilities	205,747,677	205,834,176	208,040,071	208,374,128
(1)See Note 4.1. Investment financial instruments and derivatives.
(2)See Note 5. Loan portfolio and financial leasing operations, net.
(3)See Note 9. Deposits by customers.
(4)See Note 10. Repurchase agreements.
(5)See Note 11. Borrowings from other financial institutions.

Fair value measurement
Assets and liabilities
a.Debt instruments
The Bank assigns prices to these debt investments, using the prices provided by the official pricing service provider (Precia) and assigns the appropriate level according to the procedure described at the beginning of this note. For securities not traded or over the counter such as certain bonds issued by other financial institutions, the Bank generally determines fair value utilizing internal valuation and standard techniques. These techniques include determination of expected future cash flows which are discounted using curves of the applicable currencies and the Colombian consumer price index (interest rate in this case), modified by the credit risk and liquidity risk. The interest rate is generally computed using observable market data and reference yield curves derived from quoted interest in appropriate time intervals, which match the timings of the cash flows and maturities of the instruments.
b.Equity securities
The Bank performs the market price valuation of its investments in variable income using the prices provided by the official pricing services provider (Precia) and classifies those investments according to the procedure described at the beginning of this note. Likewise, in order to determine the fair value of unquoted equity securities, the Bank affects the value of the investment in the corresponding percentage of participation, to the subsequent variations of the respective issuer's equity. Holdings in mutual funds, trusts and collective portfolios are valued taking into account the value of the holding as calculated by the management company.
c.Derivative financial instruments
The Bank holds positions in standardized derivatives, such as futures over local stocks, and over the representative exchange rate. These instruments are evaluated according to the information provided by Precia, which perfectly matches the information provided by the Central Counterparty Clearing House – CCP.
Additionally, the Bank holds positions in Over the Counter (OTC) derivatives, which in the absence of prices, are valued using the inputs and methodologies provided by the pricing services provider, which have the no objection of the Financial Superintendence of Colombia.
The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign exchange rates, the spot price of the underlying volatility, credit curves and correlation of such inputs.
d.Credit valuation adjustment
The Bank measures the effects of the credit risk of its counterparties and its own creditworthiness in determining fair value of the swap, option and forward derivatives.
Counterparty credit-risk adjustments are applied to derivatives when the Bank's position is a derivative asset and the Bank’s credit risk is incorporated when the position is a derivative liability. The Bank attempts to mitigate credit risk to third parties which are international banks by entering into master netting agreements. The agreements allow to offset or bring net amounts that are liabilities, derivatives from transactions carried out by the different agreements. Master netting agreements take different forms and may allow payments to be made under a variety of other master agreements or other negotiation agreements between the same parties, some may have a monthly basis and others only apply at the time the agreements are terminated.
When assessing the impact of credit exposure, only the net counterparty exposure is considered at risk, due to the offsetting of certain same-counterparty positions and the application of cash and other collateral.
The Bank generally calculates the asset's credit risk adjustment for derivatives transacted with international financial institutions by incorporating indicative credit related pricing that is generally observable in the market (Credit Default Swaps, “CDS”). The credit-risk adjustment for derivatives transacted with non-public counterparties is calculated by incorporating unobservable credit data derived from internal credit qualifications to the financial institutions and corporate companies located in Colombia. The Bank also considers its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments if the Bank believes market participants would take that into account when transacting the respective instrument.

The approach to measuring the impact of the Bank's credit risk on an instrument transacted with international financial institutions is done using the asset swap curve calculated for subordinated bonds issued by the Bank in foreign currency.
For derivatives transacted with local financial institutions, the Bank calculates the credit risk adjustment by incorporating credit risk data provided by rating agencies and released in the Colombian financial market.
e.Impaired loans measured at fair value
The Bank measured certain impaired loans based on the fair value of the associated collateral less costs to sell. The fair values were determined as follows using external and internal valuation techniques or third party experts, depending on the type of underlying asset.
For vehicles under leasing arrangements, the Bank uses an internal valuation model based on price curves for each type of vehicle. Such curves show the expected price of the vehicle at different points in time based on the initial price and projection of economic variables such as inflation, devaluation and customs. The prices modelled in the curves are compared every six months with market information for the same or similar vehicles and in the case of significant deviation; the curve is adjusted to reflect the market conditions.
Other vehicles are measured using matrix pricing from a third party. This matrix is used by most of the market participants and is updated monthly. The matrix is developed from values provided by several price providers for identical or similar vehicles and considers brand, characteristics of the vehicles, and manufacturing date among other variables to determine the prices.
For real estate assets, a third-party qualified appraiser is used. The methodologies vary depending on the date of the last appraisal available for the property (the appraisal is estimated based on either of three approaches: cost, sales comparison and income approach, and is required every three years). When the property has been valued in the last 12 months and the market conditions have not shown significant changes, the most recent valuation is considered the fair value of the property.
For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists.
f.Assets held for sale measured at fair value less cost of sale
The Bank measures certain impaired foreclosed assets and premises and equipment held for sale based on fair value less costs to sell. The fair values were determined using external and internal valuation techniques, depending on the type of underlying asset. Those assets are comprised mainly of real estate properties for which the appraisal is conducted by experts considering factors such as the location, type and characteristics of the property, size, physical conditions and expected selling costs, among others. Likewise, in some cases the fair value is estimated considering comparable prices or promises of sale and offering prices from auctions process.
g.Mortgage backed securities (TIPS) and Asset-Backed securities
The Bank invests in asset-backed securities for which underlying assets are mortgages and earnings under contracts issued by financial institutions and corporations, respectively. The Bank does not have a significant exposure to sub-prime securities. The asset-backed securities are denominated in local market TIPS and are classified as fair value through profit or loss. These asset-backed securities have different maturities and are generally classified by credit ratings.

TIPS are part of the Bank portfolio and its fair value is measured with published price by the official pricing services provider. These securities are leveled by margin and are assigned level 2 or 3 based on the Precia information.
Residual TIPS have their fair value measured using the discounted flow method, taking into account the amortization tables of the Titularizadora Colombiana, the betas in COP and UVR of Precia (used to construct the curves) and the margins; when they are residual TIPS of subordinated issues, a liquidity premium is applied. These securities are assigned level 3.
h.Investment property
The Bank's investment property is valued by external experts, who use valuation techniques based on comparable prices, direct capitalization, discounted cash flows and replacement costs.
Fair value hierarchy
IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS the financial instruments are classified as follows:
Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.
This category generally includes certain retained residual interests in securitization, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Assets and liabilities measured at fair value on a recurring basis
The following table presents assets and liabilities by fair value hierarchy that are measured on a recurring basis at March 31, 2025 and December 31, 2023:

ASSETS
Type of instrument	March 31, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investment securities
Negotiable and pledged financial assets
Treasury securities issued by the Colombian Government - TES	9,021,451	826,117	-	9,847,568	10,329,620	961,960	-	11,291,580
Mortgage-backed securities (TIPS)	-	56,373	67,257	123,630	-	79,665	63,280	142,945
Bonds	2,020,956	204,033	28,790	2,253,779	1,844,920	227,742	44,062	2,116,724
Other financial investment assets	-	323,583	-	323,583	-	315,575	-	315,575
Total negotiable securities and pledged financial assets	11,042,407	1,410,106	96,047	12,548,560	12,174,540	1,584,942	107,342	13,866,824
Available for sale
Solidarity Securities issued by the Colombian Government (TDS)	-	-	2,706,437	2,706,437	-	-	2,648,355	2,648,355
Bonds	-	84,021	50,634	134,655	-	51,275	81,784	133,059
Other public debt	-	-	558,552	558,552	-	-	545,399	545,399
Total available for sale	-	84,021	3,315,623	3,399,644	-	51,275	3,275,538	3,326,813
Total debt securities	11,042,407	1,494,127	3,411,670	15,948,204	12,174,540	1,636,217	3,382,880	17,193,637
Equity instruments
Equity instruments at fair value	10,839	-	436,942	447,781	11,080	23,707	402,510	437,297
Total equity instruments	10,839	-	436,942	447,781	11,080	23,707	402,510	437,297
Derivative financial instruments
Forward
Exchange rate	-	854,615	288,469	1,143,084	-	608,625	465,512	1,074,137
Securities	-	728	45,888	46,616	-	298	51,347	51,645
Total forward	-	855,343	334,357	1,189,700	-	608,923	516,859	1,125,782
Swaps
Exchange rate	-	894,741	132,073	1,026,814	-	1,200,777	262,479	1,463,256
Interest rate	97,446	93,956	21,393	212,795	105,560	111,966	15,493	233,019
Total swaps	97,446	988,697	153,466	1,239,609	105,560	1,312,743	277,972	1,696,275
Options
Exchange rate	748	39,439	51,335	91,522	161	36,206	66,010	102,377
Total options	748	39,439	51,335	91,522	161	36,206	66,010	102,377
Total derivative financial instruments	98,194	1,883,479	539,158	2,520,831	105,721	1,957,872	860,841	2,924,434
Investment property
Buildings	-	-	846,853	846,853	-	-	846,853	846,853
Total investment properties	-	-	846,853	846,853	-	-	846,853	846,853
Total	11,151,440	3,377,606	5,234,623	19,763,669	12,291,341	3,617,796	5,493,084	21,402,221

LIABILITIES
Type of instrument	March 31, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Financial liabilities
Forward
Exchange rate	-	975,110	51,295	1,026,405	-	876,502	87,033	963,535
Securities	-	1,718	2,213	3,931	-	89	1,278	1,367
Total forward	-	976,828	53,508	1,030,336	-	876,591	88,311	964,902
Swaps
Exchange rate	-	1,051,343	57,105	1,108,448	-	1,264,594	67,838	1,332,432
Interest rate	95,384	159,212	606	255,202	102,701	157,276	27,646	287,623
Total swaps	95,384	1,210,555	57,711	1,363,650	102,701	1,421,870	95,484	1,620,055
Options
Exchange rate	833	115,161	-	115,994	421	82,061	-	82,482
Total options	833	115,161	-	115,994	421	82,061	-	82,482
Total derivative financial instruments	96,217	2,302,544	111,219	2,509,980	103,122	2,380,522	183,795	2,667,439
Total financial liabilities	96,217	2,302,544	111,219	2,509,980	103,122	2,380,522	183,795	2,667,439
Fair value of assets and liabilities that are not measured at fair value in the statement of financial position
The following table presents for each level of the fair value hierarchy the Bank's assets and liabilities that are not measured at fair value in the statement of financial position, however, the fair value as of March 31, 2025 and December 31, 2024 is disclosed:

ASSETS
Type of instrument	March 31, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Nivel 1	Nivel 2	Nivel 3
In millions of COP
Investments to maturity
Agricultural Development Securities issued by the Colombian Government (TDA)	-	-	3,547,042	3,547,042	-	-	3,326,903	3,326,903
Mortgage-backed securities (TIPs)	-	-	-	-	-	-	-	-
Other financial investment instruments	-	46,155	716,325	762,480	-	46,272	722,095	768,367
Total held to maturity investments	-	46,155	4,263,367	4,309,522	-	46,272	4,048,998	4,095,270
Equity securities	-	-	17,126	17,126	-	-	17,126	17,126
Loan portfolio and leasing operations, net Total	-	-	188,229,498	188,229,498	-	-	185,329,424	185,329,424
Total	-	46,155	192,509,991	192,556,146	-	46,272	189,395,548	189,441,820

LIABILITIES
Type of instrument	March 31, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Deposits by customers	-	63,900,355	121,314,428	185,214,783	-	60,972,074	125,134,584	186,106,658
Repurchase agreements and other similar secured borrowing	-	-	1,021,595	1,021,595	-	-	628,483	628,483
Borrowings from other financial institutions	-	-	8,960,750	8,960,750	-	-	10,557,864	10,557,864
Debt instruments in issue	5,668,129	1,212,524	886,781	7,767,434	5,802,976	968,406	1,235,128	8,006,510
Preferred shares	-	-	359,634	359,634	-	-	407,174	407,174
Total	5,668,129	65,112,879	132,543,188	203,324,196	5,802,976	61,940,480	137,963,233	205,706,689
IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for fair value accounting.
The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:
Short-term financial instruments
Short-term financial instruments are valued at their carrying amounts included in the consolidated statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.
Deposits from customers
The fair value of time deposits was estimated based on the discounted value of cash flows using the appropriate discount rate for the applicable maturity. Fair value of deposits with no contractual maturities represents the amount payable on demand as of the statement of financial position date.
Interbank deposits and repurchase agreements and other similar secured borrowings
Short-term interbank borrowings and repurchase agreements have been valued at their carrying amounts because of their relatively short-term nature. Long-term and domestic development bank borrowings have also been valued at their carrying amount because they bear interest at variable rates.
Borrowings from other financial institutions
The fair value of borrowings from other financial institutions were determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Bank’s deposit rates.
Debt instruments in issue
The fair value of debt instruments in issue, comprised of bonds issued by Bancolombia S.A. and its subsidiaries, was estimated substantially based on quoted market prices. The fair value of certain bonds which do not have a public trading market, were determined based on the discounted value of cash flows using the rates currently offered for bonds of similar remaining maturities and the Bank’s creditworthiness.

Preferred shares
In the valuation of the liability component of preferred shares related to the minimum dividend of 1% of the subscription price, the Bank uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by the Bank and growth at a constant rate considering the Bank’s own perspectives of the payout ratio.
Loans and advances to customers
Estimating the fair value of loans and advances to customers is considered an area of considerable uncertainty as there is no observable market. The loan portfolio is stratified into tranches and loans segments suchs as commercial, consumer, small business loans, mortgage and leasing. The fair value of loans and advances to customers and financial institutions is determined using a discounted cash flow methodology, considering each credit’s principal and interest projected cash flows to the prepayment date. The projected cash flows are discounted using reference curves according to the type of loan and its maturity date.
Items measured at fair value on a non-recurring basis
The Bank measures assets held for sale based on fair value less costs to sell. This category includes certain foreclosed assets and investments in associates held for sale. The fair values were determined using external and internal valuation techniques or third party experts, depending on the type of underlying asset. The following breakdown sets forth the fair value hierarchy of those assets classified by type:

	March 31, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 1		Level 1	Level 2	Level 3
	In millions of COP
Real estate different from residential properties	-	-	1,480	1,480	-	-	1,659	1,659
Real estate for residential purposes	-	-	147	147	-	-	28	28
Movable property	-	-	3,627	3,627	-	-	4,037	4,037
Total	-	-	5,254	5,254	-	-	5,724	5,724

Changes in level 3 fair-value category
The table below presents reconciliation for assets and liabilities measured at fair value, on a recurring basis using significant unobservable inputs as of March 31, 2025 and December 31, 2024:
As of March 31, 2025

	Balance, January 1, 2025	Included in earnings	OCI	Purchases	Settlement	Prepaids	Reclassifications (1)	Transfers in to level 3	Transfers in to level 3	Balance March 31, 2025
In millions of COP
Assets
Debt securities
Investments negotiable
Mortgage backed securities (TIPs)	63,280	(826)	-	-	-	-	-	4,803	-	67,257
Bonds	44,062	308	-	-	(12,615)	-	-	-	(2,965)	28,790
Other financial investment assets	-	-	-	-	-	-	-	-	-	-
Total negotiable investments	107,342	(518)	-		(12,615)	-	-	4,803	(2,965)	96,047
Solidarity Securities issued by the Colombian Government (TDS)	2,648,355	58,082	-	-	-	-	-	-	-	2,706,437
Bonds	81,784	890	-	-	-	-	-	-	(32,040)	50,634
Other public debt	545,399	13,153	-	-	-	-	-	-	-	558,552
Total available for sale investments	3,275,538	72,125	-	-	-	-	-	-	(32,040)	3,315,623
Total debt securities	3,382,880	71,607	-	-	(12,615)	-	-	4,803	(35,005)	3,411,670
Derivative financial instruments
Exchange rate	794,001	(31,769)	-	187,145	(393,301)	-	(17,904)	99,313	(165,608)	471,877
Interest rate	15,493	(1,986)	-	7,231	(133)	-	(36)	931	(107)	21,393
Securities	51,347	-	-	45,888	(51,347)	-	-	-	-	45,888
Total derivative financial instruments	860,841	(33,755)	-	240,264	(444,781)	-	(17,940)	100,244	(165,715)	539,158
Equity investments at fair value	402,510	11,336	941	-	-	-	-	22,155	-	436,942
Investment property	846,853	-	-	-	-	-	-	-	-	846,853
Total assets	5,493,084	49,188	941	240,264	(457,396)	-	(17,940)	127,202	(200,720)	5,234,623
Liabilities
Derivative financial instruments
Exchange rate	154,871	(10,925)	-	56,232	(69,422)	-	(17,904)	7,216	(11,668)	108,400
Interest rate	27,646	(13)	-	-	(580)	-	(36)	112	(26,523)	606
Securities	1,278	-	-	2,213	(1,278)	-	-	-	-	2,213
Total derivative financial instruments	183,795	(10,938)	-	58,445	(71,280)	-	(17,940)	7,328	(38,191)	111,219
Total assets	183,795	(10,938)	-	58,445	(71,280)	-	(17,940)	7,328	(38,191)	111,219

As of December 31, 2024

	Balance, January 1, 2024	Included in earnings	OCI	Purchases	Settlement	Prepaids	Reclassifications (1)	Transfers in to level 3	Transfers in to level 3	Balance December 31, 2024
In millions of COP
Assets
Debt securities
Investments negotiable
Mortgage backed securities (TIPS)	74,087	(920)	-	-	(7,515)	-	-	3,195	(5,567)	63,280
Bonds	14,284	520	-	12,814	-	-	-	16,444	-	44,062
Total negotiable investments	88,371	(400)	-	12,814	(7,515)	-	-	19,639	(5,567)	107,342
Available for- sale investments
Solidarity Securities issued by the Colombian Government (TDS)	2,664,295	-	-	2,648,355	(2,664,295)	-	-	-	-	2,648,355
Bonds	-	-	-	81,784	-	-	-	-	-	81,784
Other public debt	-	-	-	41,369	-	-	-	504,030	-	545,399
total available for sale investments	2,664,295	-	-	2,771,508	(2,664,295)	-	-	504,030	-	3,275,538
Total debt securities	2,752,666	(400)	-	2,784,322	(2,671,810)	-	-	523,669	(5,567)	3,382,880
Derivative financial instruments
Exchange rate	1,380,991	(45,871)	-	590,691	(1,190,120)	-	(11,487)	155,582	(85,785)	794,001
Interest rate	15,621	(2,591)	-	6,910	(3,606)	-	(139)	3,909	(4,611)	15,493
Securities	2,863	-	-	51,347	(2,863)	-	-	-	-	51,347
Total derivative financial instruments	1,399,475	(48,462)	-	648,948	(1,196,589)	-	(11,626)	159,491	(90,396)	860,841
Equity securities at fair value	140,815	44,851	2,975	232,387	-	(18,516)	-	-	(2)	402,510
Investment property	574,550	68,536	-	203,767	-	-	-	-	-	846,853
Total assets	4,867,506	64,525	2,975	3,869,424	(3,868,399)	(18,516)	(11,626)	683,160	(95,965)	5,493,084
Liabilities
Derivatives
Exchange rate	170,798	48,127	-	114,412	(95,051)	-	(11,487)	3,193	(75,121)	154,871
Interest rate	11,078	(50)	-	206	(4,595)	-	(137)	27,432	(6,288)	27,646
Securities	1,852	-	-	1,278	(1,852)	-	-	-	-	1,278
Total derivatives	183,728	48,077	-	115,896	(101,498)	-	(11,624)	30,625	(81,409)	183,795
Total assets	183,728	48,077	-	115,896	(101,498)	-	(11,624)	30,625	(81,409)	183,795
(1) Reclassifications during the period are presented by the valuation of derivatives, where the Bank records its derivatives as assets when the fair value is positive and liabilities when the fair value is negative.
Level 3 fair value – transfers
The following were the significant level 3 transfers as of March 31, 2025:
Transfers between Level 1 and Level 2 to Level 3:
As of March 31, 2025, there were transfers of COP 4,803 of Mortgage Securities - TIPS to level 3 the securities do not mark to price, the margin is updated, and the marking days are greater than 365, therefore their current level is 3. For December 31, 2024, there were transfers of COP 523,669.
Transfers of COP 92,916 and COP 128,866 were made as of March 31, 2025 and December 31, 2024, respectively of the exchange rate and interest rate derivative contracts to level 3. They are mainly linked to the transfer of own credit risk to the credit risk of the counterparty

Transfers between Level 3 and Level 1 and 2:
As of March 31, 2025 transfers for COP (35,005) from level 3 to level 2 corresponding to bonds. In December 2024, these securities were not price marked and their margin was not registered by the Price Provider (Precia), therefore their level was 3. However, as of March 31, 2025 they registered historical margin provided by the Price Provider (Precia), therefore the current level is 2. As of December 31, 2024, transfers from level 3 to level 2 were for COP (5,567).
Transfer of COP (127,524) and COP (8,987) as of March 31, 2025 and December 31, 2024, respectively of the exchange rate and interest rate derivative contracts from Level 3 to Level 2, mainly related to a transfer of the counterparty's credit risk to the Company's own credit risk.
Transfers between Level 2 and Level 1 of the Fair Value hierarchy
As of March 31, 2025, the Bank transferred securities from level 1 to level 2 for COP 34,987 as these securities increased their liquidity and were traded more frequently in an active market, therefore, its level was 1; however, for March 2025 the margin is historical and provided by the price provider (Precia), therefore, the current level is 2. As of December 31, 2024 the value of these transfers was COP 202,779.
As of March 31, 2025, the Bank transferred securities from level 2 to level 1 for COP 36,034, In December 2024 the margin is historical and provided by the price provider (Precia), therefore, the level was 2. However, for the month of March 2025 these securities marked price in a higher proportion than the one defined by the policy, therefore, the current level was 1. As of December 31, 2024, these transfers were not presented
All transfers are assumed to have occurred at the end of the reporting period.
Quantitative Information about Level 3 Fair Value measurements
The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data.
Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized through income statement. Favorable and unfavorable changes are determined based on changes in the value of the instrument because of varying the levels of the unobservable input.
The following table sets forth information about significant unobservable inputs related to the Bank’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of March 31, 2025

Financial instrument	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
Securities issued by other financial institutions
TIPS	67,257	Discounted cash flow	Margin (1)	0.14% a 10.46%	3.63%	65,478	69,104
			Amortization table (2)	NA	NA	69,028	-
			Amortization table (2)	NA	NA	64,512	-
Solidarity Securities issued by the Colombian Government (TDS)	2,706,437	Discounted cash flow	Margin (1)	1.18%% a 1.18%	1.18%	2,703,835	2,712,049
Bonds	574,467	Discounted cash flow	Margin (1)	0.08% a 5.05%	1.51%	533,249	602,547
Other bonds	63,509	Discounted cash flow	Margin (1)	0.07% a 1.12%	0.93%	62,128	65,148
Equity instruments
Equity instruments	436,942	Price based	Price	NA	NA	NA	NA
Derivative financial instruments, net
Options	51,335	Discounted cash flow	Counterparties COP (USD) (3)	0.12% a 34.23%	0.56%	50,948	51,501
Forward	280,849	Discounted cash flow	Counterparties COP (USD) (3)	0% a 30.76%	3.19%	280,407	281,295
Swaps	95,754	Discounted cash flow	Counterparties COP (USD) (3)	0% a 64.53%	3.77%	82,175	112,111
As of December 31, 2024

Financial instrument	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
Securities issued by other financial institutions
TIPS	63,280	Discounted cash flow	Margin (1)	0% a 10.66%	3.61%	61,474	65,164
			Amortization table (2)	NA	NA	65,081	-
			Amortization table (2)	NA	NA	60,732	-
Solidarity Securities issued by the Colombian Government (TDS)	2,648,355	Discounted cash flow	Margin (1)	1.18%% a 1.18%	1.18%	2,639,349	2,660,301
Bonds	167,215	Discounted cash flow	Margin (1)	0% a 5.25%	2.10%	164,781	172,140
Other bonds	504,030	Discounted cash flow	Margin (1)	1.25% a 1.25%	1.25%	467,145	536,285
Equity instruments
Equity instruments	402,510	Price based	Price	NA	NA	NA	NA
Derivative financial instruments, net
Options	66,010	Discounted cash flow	Counterparties COP (USD) (3)	0.12% a 34.75%	0.50%	65,512	66,242
Forward	428,548	Discounted cash flow	Counterparties COP (USD) (3)	0% a 20.80%	4.98%	427,979	429,124
Swaps	182,488	Discounted cash flow	Counterparties COP (USD) (3)	0% a 56.14%	4.03%	166,650	204,677
(1)Margin: The margin reflects the risks not incorporated in the reference rate, such as the credit risk, and is that value which, compounded with the reference rate, results in the discount rate which the price of the security in the operation is obtained.
(2)Amortization table (Applies to TIPS): It is based on the cash flows generated monthly by the Colombian Securitization Company, which incorporate, among other assumptions, the default and prepayment indicators, which correspond to inputs that are not observable in the market but are developed under statistical techniques and based on the history of mortgage loans in Colombia.
(3)Recovery rate and counterparties COP (USD): These refer to the recovery rates and the probabilities of default of the counterparties, which are used in the estimation of the CVA/DVA adjustment in the measurement of the fair value of the OTC derivative instruments.

The following table presents the valuation techniques used in measuring the fair value of the Bank's investment properties, the most significant unobservable inputs, and the respective sensitivity:

Metodología	Técnicas de valoración	Insumos no observables significativos	Descripción de la sensibilidad
Sales Comparison Approach - SCA

The process by which an indication of value is obtained for the properties under analysis by comparing them with similar properties that can be considered comparable to those under analysis, that have been recently sold (ideally) or that are on offer, identifying the appropriate units of comparison and making the necessary adjustments to make them comparable to those under appraisal, based on market-derived comparables.	Comparable Prices	The weighted average rates used in the income capitalization methodology for the Fourth quarter of 2024 are:

•    Direct capitalization: initial rate 8.13%
•    Discounted cash flow: discount rate: 12,72%, terminal rate: 8,29%.

The same weighted rates for the first quarter of 2025 are:

•    Direct capitalization: initial rate 8,21%.
•    Discounted cash flow: discount rate: 12,40% terminal rate: 8,32%.

The ratio between monthly gross rent and the value of the properties managed directly by the FIC (rental rate) considering the differences in locations and individual factors between properties and on a weighted basis was 0.88% at the end of the fourth quarter of 2024 and 0.87% at the end of the first quarter of 2025.
An increase (Light, normal, considerable, significant) in the capitalization rate used would generate a decrease (significant, considerable, normal, light) in the fair value of the asset, and vice versa.

An increase (Light, normal, considerable, significant) in the leases used in the valuation would generate a (significant, light, considerable) increase in the fair value of the asset, and vice versa

Income Approach In this methodology the appraiser analyzes the capacity of a property to generate future benefits, which are brought to present value as an indication of value.	Direct Capitalization Discounted Cash Flows
Cost approach

A set of procedures by which an indication of the Market Value of the Full Property Right is obtained by estimating the cost of constructing, reproducing or replacing the property being appraised, including a reasonable profit, deducting depreciation from the total cost and adding the value of the land separately.	Replacement cost
There has been no change to the valuation technique during the year 2025 for each asset.
NOTE 20. SUBSEQUENT EVENTS
The financial statements of Bancolombia S.A. for the year ended March 31, 2025, were approved by Chief Executive Strategy and Finance for publication on May 5, 2025.
On April 23, 2025, at an Extraordinary General Shareholders' Meeting of Bancolombia were approved by the required majority, the corporate structure changes of Bancolombia and its subsidiaries. These changes included the creation of a parent company called Grupo Cibest S.A. and the completion of a series of corporate transactions to achieve this goal as announced to the market on October 29, 2024. See Note 1. Reporting Entity.

In addition, the General Shareholders' Meeting of Bancolombia approved the amendment to the Corporate Bylaws and the adjustment of the value of Bancolombia's authorized capital in accordance with the increase in the par value of the share, in order to adapt to the new Corporate Structure. Likewise, the payment of an extraordinary dividend totaling COP 600,180 was approved, equivalent to COP 624 per share, payable in one installment on April 29, 2025.

RISK MANAGEMENT

The first months of 2025 have been marked by an acceleration in economic growth compared to what was observed last year. However, uncertainty remains high at the local level due to the stagnation of inflation over the past four months, which has limited the room for monetary policy interest rate cuts. This is in line with the numerous fiscal challenges faced by the Government, stemming from ambitious spending expectations and constrained tax revenues. At the international level, U.S. trade policy has exacerbated the risks of slower global growth.
Credit risk – credit portfolio and financial leasing operations
Credit risk is the probability that the entity will incur losses due to i) non-compliance with the financial obligations taken by the counterparty, issuer or debtor, ii) deterioration due to the decrease in their risk rating, iii) the reduction of profits and remunerations and iv) the benefits delivered in restructuring and recovery costs.
The information included below presents the maximum exposure to credit risk as of March 31, 2025 and December 31, 2024

In millions of COP	March 31, 2025	December 31, 2024
Credit portfolio and financial leasing operations	196,474,890	191,927,705
Debt securities	20,276,321	21,310,688
Equity investments (1)	458,943	445,356
Derivatives (2)	561,812	917,173
Subtotal maximum credit risk exposure	217,771,966	214,600,922
Financial guarantees	7,069,253	7,812,238
Total maximum credit risk exposure	224,841,219	222,413,160
(1)For equity investments, the book value to be disclosed corresponds to the Other financial instruments.
(2)For derivative transactions, counterparty risk is revealed as long as the valuation is positive. Therefore, the value described here differs from the book value.
The maximum exposure to credit risk of the financial leasing portfolio and operations corresponds to it carrying amount at the end of the period without considering any guarantee received or other credit improvements.
The maximum exposure to credit risk of financial guarantees corresponds to the total balance granted at the end of the period, which is why it does not reflect the expected results.
The maximum exposure to credit risk of derivatives corresponds to the market value (mark to market) at the end of the period without considering any guarantee received or other credit improvements.
The maximum exposure to credit risk of debt securities and equity investments corresponds to their book amount at the end of the period without considering any guarantee received or other credit improvements.
a.Credit Risk Management – loan portfolio and Leasing operations
Risk management in the cycles of the different types of credit operations, it develops by complying with the policies, procedures and methodologies stipulated in the Credit Risk Management System, which also contains the general criteria for evaluating, qualifying, assuming, controlling and covering the mentioned risk. In addition, the administration has developed process and method manuals that specify the policies and procedures for the different products and segments served by the entity, and realize the strategy approved by the Board of Directors for the monitoring and control of credit risk.
The policies for credit risk management are those stipulated for the credit exposure limit, credit origination, guarantees and securities, provisions, and portfolio monitoring and collections. Below is a brief description of the mentioned policies:
•Credit Exposure Limit Policy: contains the guidelines regarding the establishment of credit exposure limits and levels. Is set in compliance with legal requirements and in accordance with the entity's internal guidelines.
•Credit origination Policy: with this policy, the broad and sufficient knowledge of the characteristics of potential clients, the proper selection of these and the optimal granting levels consistent with their capacities is sought.
•Guarantees Policy: this policy specifies the guarantees provided by the clients to the entity, the characteristics, and criteria to accept and evaluate them to mitigate the risk associated with the non-compliance of the agreed upon obligations.
•Provisions Policy: this policy underlines the compliance of legal guidelines, what is stipulated by the Bank and the analysis of clients regarding the actions which must be taken, to cover the risk of losses due to credit exposure.
•Monitoring Policy*: It contains all the following activities that the bank use to monitoring the customer with their information, the purpose of this is to review the correct evolution of credit risk. These activities require a specific classification process of credits operations and are consistent with the policies implemented for new credits.
*Follow-up: Knowledge of the client's situation during the life of the credit.
•Portfolio recovery policy**: through the definition of this policy, the Bank's objective is to establish those mechanisms that allow it to anticipate possible delays and carry out the recovery of the portfolio, that is, to minimize the impacts that result from late or non-compliance with payments, Additionally, this policy define all the activities and aspects that the bank has been considered as customer reconciliation management to make it
The Bank's credit risk management is carried out in all processes of the credit cycle, these processes are framed as follows:
•Credit origination: customer knowledge, payment capacity analysis, sectoral analysis, payment behavior and credit structuring.
•Behavior: knowledge of the client's situation during the credit life.
•Recovery: collection during the different stages.
Scoring and rating models based on statistical information or expert criteria are used to support credit origination processes. This allows a differentiation of the risk level of potential clients to support decision making.

The Vice Presidency of Risks defines and documents the characteristics of the models that are used in the process of credit origination. Also, defines parameters, variables and the cut-off points that applied in each model. At least every six months, the Vice Presidency of Risks must do the backtesting1 of the scoring and rating models, used in the credit origination process to validate their effectiveness. Additionally, monthly the entire credit portfolio must be rated with reference models and days past due, in order to assess the credit risk of each debtor and the allocation of bank provisions.
In addition to the evaluation and qualification of the portfolio, monthly provisions serve as a measure of the current condition of the portfolio, the parameters for their calculation are found in chapter 2 of Circular 100 of 1995 of the Financial Superintendence of Colombia, where define two matrices (A and B) for assigning the probability of default of the commercial and retail portfolio, a calculation that is made taking into account the rating, and in the commercial portfolio, the value of the client's assets, and in that of consumption, the historical behavior of the client's payments. For the remaining modalities, the portfolio is classified by risk level and then the provision percentage is calculated according to the days past due.
In order to guarantee compliance with the regulations established with respect to individual credit and concentration limits, the Bank carries out continuous monitoring of the concentration of risk groups, as well as daily control of the exposures of the different risk groups, evaluating the legal limits of indebtedness.
Additionally, there are internal concentration limits for the following classifications:
•Concentration analysis by country: the country risk for a client will be the one where the economic activity of the client take place to generate the resources to pay the credit obligation.
•Sector concentration analysis: carried out through the economic sector defined by the international ISIC code2
•Concentration analysis by modality: refers to the portfolio modality of each agreement (commercial, retail, microcredit and mortgage credit).
The Bank has models based on the optimization of risk and profitability, to determine the different levels of concentration of portfolios, also based on international references determined with external risk rating agencies that allow the analysis of concentration levels in different geographies.
Risk Country
As of March 31, 2025, no alerts were presented in any investment, nor were adjustments made for deterioration of investments that could affect or deteriorate the financial strength of the Bank, compared to the end of 2024. The decrease in the value of investments is due to revaluation factors.

1Statistical procedure used to validate the quality and accuracy of a model, by comparing actual results and risk measures generated by the models
2ISIC: International Standard Industrial Classification of all economic activities.

b.Credit Quality Analysis - loans and Financial Leases portfolio
Credit risk rating system
Its main goal is to determine the client’s credit risk profile, which is given by the result of a rating.
The institutional or legal entities portfolio rating is performed through a Rating model, based on the analysis of quantitative and qualitative variables, which could affect the payment of the financial commitments acquired by a client. This model is performed in the early stage of the credit process, it is updated every six months and includes credit risk variables, which could be summarized in the customer's financial performance measured from financial figures and payment capacity, payment behavior with the Bank and with other entities, and qualitative variables that are not explicit in the financial statements.
For the retail portfolio there is a rating model based on a score, which contains the last 12 months behavior variables, such as overdue, product counts, changes in the initial credit conditions, among others, gathering all this information the rating model gives a score, which will be categorized by a credit risk level, to identify the level of risk associated with the client.
For the Bank, the following credit risk levels have been determined to group customers according to their payment behavior:

Category	description
A - Normal Risk	Loans and financial lease operations thatoperations have an excellentexcellent payment behavior. The debtor's financial statements and cash flows forecast, as well as other available financial information, it, allows inferring an adequate payment capacity.
B - Acceptable Risk	Loans and financial lease transactions, even though they have an acceptable payment behavior, present some weakness that could potentially temporarily or permanently affect the debtor's ability to pay.
C - Appreciable Risk	Loans and financial lease operations that present deficiencies in the debtor's payment capacity or in its cash flow forecast, which could affect the normal payment of the obligation.
D - Significant Risk	Loans and financial lease transactions that have the same deficiencies as category "C", for a longer period, therefore its payment probability is low.
E – Uncollectible	Loans and financial lease obligations in this category are considered uncollectible.
The Bank’s loan and financial lease portfolio distribution by the end of the period, according to the credit risk levels mentioned above, is shown below:

Period	March 31, 2025		December 31, 2024
Category	Balance	Participation %	balance	Participation %
In millions of COP
A - Normal Risk	179,000,811	91%	173,994,888	91%
B - Acceptable Risk	3,635,817	2%	3,460,917	2%
C - Appreciable Risk	2,999,207	2%	3,144,840	2%
D - Significant Risk	4,460,306	2%	4,803,267	2%
E – Uncollectible	6,473,805	3%	5,548,814	3%
Total	196,474,890	100%	191,927,705	100%

Additional provisions

Additional individual provisions

An individual review is carried out on significant clients with impairment, to determine whether they need an additional individual provision, based on their risk. At the end of March 2025, this provision amounts to COP 360,653 millions.
Relevant topics regulatory provisions
For the housing modality, an adjustment is made to the provision parameters, leaving them at the regulatory minimums for ratings C and D. This adjustment was made between June and July 2024 and continues to apply today. This adjustment allows for continued adequate coverage levels of the portfolio, which continue to be higher than those of the financial system, with parameters equal to or higher than the regulatory minimums required by the SFC.
Portfolio monitoring
•Retail and SME Banking:
As of the end of March 2025, the total balance of the Retail, SME, and Corporate Banking portfolios increased by 1.5% compared to December 2024. This growth was primarily driven by a stronger disbursement performance in the SME segment, supported by the annual unemployment insurance campaign (“Campaña Cesantías”). In the retail segment, growth was particularly observed in the mortgage loan product.

Past-due loans decreased by 1.5%, representing a 20-basis-point improvement relative to December 2024, bringing the non-performing loan (NPL) ratio to 6.7%. This improvement is largely explained by the solid performance of personal loan products and reduced delinquency rates in the SME segment. Early warning and predictive analytics strategies will continue to be applied to the loan portfolio, aiming to identify early signs of deterioration and mitigate the materialization of credit risk.
•Corporate banking:
By March 2025, the Corporate Business continued to show a positive performance in its loan portfolio, with an outstanding balance increase of 3.48% compared to December 2024. This growth is partly attributed to a favorable disbursement dynamic, with disbursement levels consistently exceeding COP 110 trillion. Although total disbursements experienced a slight decline of 1.58% relative to year-end 2024, the increase in the outstanding balance is explained by the composition of the disbursed loans: a larger share has been allocated to medium- and long-term operations, resulting in a progressive accumulation of principal in the portfolio. Additionally, a slower credit turnover rate has also contributed to the rise in the total balance.

Regarding portfolio quality, a significant improvement was observed. The 30-day past-due loan ratio stood at 2.30% at the end of March 2025, reflecting a reduction of 24 basis points compared to December 2024. This improvement highlights effective credit risk management, supported by stricter origination policies and proactive monitoring of clients showing early warning signs of deterioration.

Lastly, loan loss coverage through provisions remained strong, reaching 156% as of the first quarter of 2025. This level of coverage indicates the institution’s solid capacity to absorb potential credit losses, reinforcing both its solvency and overall financial stability.
Monitoring sectorial alerts, macroeconomic changes and political environment
During the first quarter of 2025, various monitoring and collection strategies continued to be implemented across all business segments, aiming to identify potential risks and proactively respond with timely and appropriate solutions to mitigate future impacts on the loan portfolio. A comprehensive review of the economic sectors in which the Bank is exposed remains essential. This includes analysis of macroeconomic, sectoral, financial, and transactional variables in each sector to effectively navigate the uncertainty caused by both macroeconomic volatility and domestic or international political developments.

So far this year, clients in the Retail and SME segments have shown improved payment behavior, responding positively to the decline in inflation and interest rates. However, broad-based alerts continue to be monitored, particularly those related to government budget management, monetary policy, trade policy, and key macroeconomic indicators such as the exchange rate. In addition, sector-specific alerts persist in portfolios such as construction, public contractors, and distributors of mass consumer products.

c.Credit Risk Management – investment financial instruments
The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.
The Bank maintains control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, the Bank follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.
For credit risk management, each of the positions that make up the portfolio of the own position are adjusted to the policies and limits that have been defined and that seek to minimize the exposure to the same:
•Term Limits
•Credit Limits
•Counterparty Limits
•Master Agreement
•Margin Agreements
•Counterparty Alerts
Credit Quality Analysis - other Financial Instruments
In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Bank relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of the Bank.
External credit rating system: is divided by the type of rating applied to each instrument or issuer; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.
Internal credit rating system: the “ratings or risk profiles” scale is created with a range of levels that go from low risk to high risk (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative and quantitative variables at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.
In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales.
Low Risk: all investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: all speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.
High Risk: all positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.
•Credit Quality Analysis

Maximum Exposure to Credit Risk	Debt Instruments		Equity		Derivatives
	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024
In millions of COP
Low Risk	20,171,300	21,200,354	132,024	131,798	534,146	825,215
Medium Risk	102,854	107,402	-	-	8,904	1,782
High Risk	2,167	2,932	-	-	7,533	3,739
Without Rating	-	-	326,919	313,558	11,229	86,437
Total en libros bruto	20,276,321	21,310,688	458,943	445,356	561,812	917,173
Note: A negative value corresponds to positions with a negative valuation.
•Risk exposure by credit rating:

Máxima Exposición Riesgo de Crédito
Rating Risk	Rating Scale (1)	March 31, 2025		December 31, 2024
In millions of COP
Low Risk	Sovereign Risk	12,894,477	60.7%	14,192,240	62.6%
Low Risk	AAA	7,457,494	35.0%	7,241,893	31.9%
Low Risk	AA+	87,311	0.4%	196,918	0.9%
Low Risk	AA	156,309	0.7%	107,982	0.5%
Low Risk	AA-	25,201	0.1%	29,360	0.1%
Low Risk	A+	62,454	0.3%	123,794	0.5%
Low Risk	A	50,641	0.2%	33,982	0.1%
Low Risk	A-	36,723	0.2%	127,925	0.6%
Low Risk	BBB+	25,464	0.1%	67,966	0.3%
Low Risk	BBB	25,644	0.1%	17,999	0.1%
Low Risk	BBB-	15,752	0.1%	17,309	0.1%
Medium Risk	BB+	108,986	0.5%	107,759	0.5%
Medium Risk	BB	2,772	0.0%	1,426	0.0%
Medium Risk	BB-	-	0.0%	-	0.0%
Hihg Risk	B+	762	0.0%	3,410	0.0%
Hihg Risk	B-	2,167	0.0%	2,352	0.0%
Hihg Risk	CCC+	8	0.0%	677	0.0%
Hihg Risk	C	6,750	0.0%	213	0.0%
Hihg Risk	D	13	0.0%	18	0.0%
Without Rating	SC	338,148	1.6%	399,994	1.8%
Total		21,297,076	100%	22,673,217	100%
(1)Internal homologation.
•Financial credit quality of other financial instruments that are not in default nor impaired in value
-Debt instruments: 100% of the debt instruments are not in default.

-Equity: the positions do not represent significant risks.
-Derivatives: 98.6% of the credit exposure does not present incidences of material default. The remaining percentage corresponds to default events at the end of the period.
•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk	Maximum Exposure		Collateral		Net Exposure
	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024
In millions of COP
Debt Instruments	20,276,321	21,310,688	(1,748,707)	(1,156,623)	18,527,614	20,154,065
Derivatives	561,812	917,173	214,165	589,098	347,647	328,075
Equity	458,943	445,356	-	-	458,943	445,356
Total	21,297,076	22,673,217	(1,962,872)	(1,745,721)	19,334,204	20,927,496
Note: derivative collateral received from counterparties, whose have their market value positive when consolidate all the portfolio derivaties of related ID, in December of 2024 was COP 589,098 and in March of 2025 was COP 214,165. In debt securities, guarantees correspond to Repo, reverse repo, and securities lending trades.
Collateral - other financial instruments
Level of collateral: respect to the type of asset or operation, a collateral level is determined according to the policies defined for each product and the market where the operation is carried out.
Assets held as collateral in organized markets: the only assets that can be received as collateral are those defined by the central counterparties, the stock market where the operation is negotiated, those assets that are settled separately in different contracts or documents, which can be managed by each organization and must comply with the investment policies defined by the Bank, taking into account the credit limit for each type of asset or operation received or delivered, which collateral received are the best credit quality and liquidity.
Assets received as bilateral collateral between counterparties: the collateral accepted in international OTC derivative operations is agreed on bilaterally in the Credit Support Annex (CSA)1 and with fulfillment in cash in dollars and managed by Citibank N.A. This company acts on behalf of Bancolombia for making international margin calls and providing better management of the collateral.
Collateral adjustments for margin agreements: the adjustments will be determined by the criteria applied by both the external and internal regulations in effect, and at the same time, mitigation standards are maintained so that the operation fulfills the liquidity and solidity criteria for settlement.
d.Credit risk concentration - other financial instruments
Currently, the Bank's positions do not exceed the concentration limit.
Market Risk
The Bank currently measures the treasury book exposure to market risk (including OTC derivatives positions) as well as the currency risk exposure of the banking book, which is provided to the Treasury Division. The exposure to each of the market risk factors is limited according to the risk appetite determined. To achieve this objective, a series of policies and limits are actively managed and monitored.
Within the Bank, several risk measures are used with the objective of quantifying the exposure to risk and, consequently, the effect of portfolio diversification. The main measures are: i) Regulatory VaR, whose calculation are established by Annex VI of the Chapter XXXI of the Basic Accounting and Financial Circular issued by the Financial Superintendence of Colombia and ii) Internal VaR, calculated using a weighted historical methodology with 250 observations, a holding period of 10 days, and a confidence level of 99%, along with hierarchical VaR value limits. The principles and guidelines for Market Risk management remain in accordance with the disclosures made as of December 31, 2024.
The total exposure recorded an increase of 1.2%, rising from COP 1,483,039 in December 2024 to COP 1,501,452 in March 2025. Increase explained by the exposure to different market risk factors. The risk factor leading the increase is collective investment funds due to valuations of the Colombia Inmobiliario Fund, followed by the interest rate factor which recorded higher exposure in debt securities. Meanwhile, the stock price factor registered a decrease due to devaluations in investments.

1A Credit Support Annex (CSA) provides credit protection by setting forth the rules governing the mutual posting of collateral. CSAs are used in documenting collateral arrangements between two parties that trade privately negotiated (over the counter) derivative securities. The trade is documented under a standard contract called a master agreement, developed by the International Swaps and Derivatives Association (ISDA).
Despite the current situation and market volatility, the Bank's Regulatory VaR has remained stable without significant variations:

Factor	March 31, 2025
	End of Period	Average	Maximum March, 2025	Minimum February, 2025
In millions of COP
Interest rate	421,462	381,362	421,462	343,807
Exchange rate	616,414	614,492	616,414	604,017
Stock price	13,849	14,841	13,849	15,546
Collective investment funds	449,727	445,284	449,727	444,958
VaR Total	1,501,452	1,455,979	1,501,452	1,408,328

Factor	December 31, 2024
	End of Period	Average	Maximum November, 2024	Minimum January, 2024
In millions of COP
Interest rate	413,000	405,330	452,682	378,787
Exchange rate	615,479	404,782	604,595	234,652
Stock price	14,996	15,638	14,571	26,578
Collective investment funds	439,564	417,525	426,367	401,821
VaR Total	1,483,039	1,243,275	1,498,215	1,041,838
Regarding the internal measurement of value at risk (VaR), no relevant variations were identified in the VaR metrics at the end of the quarter, nor were any exceedances of the approved limits.
It is important to mention that these exposures are under constant monitoring by senior management and serve as a tool for decision-making to preserve the stability of the Bank.
•Measuring interest rate risk in the banking book
Interest rate risk is understood as the possibility of incurring losses due to a decrease in the economic value of assets or a reduction in the net interest margin, as a consequence of changes in interest rates. The impact of these variations could be reflected in the financial margin and, consequently, in equity due to the risks inherent in active and passive transactions, as well as in the administration of the resources that the Bank manages day to day.
The Bank adopts the guidelines for Interest Rate Risk of the Banking Book (IRRBB) established in Chapter XXXI Integral Risk Management System (SIAR) of the Basic Accounting and Financial Circular 100 of 1995, Annex 15 Standard Methodology to determine the RTILB, on assets, liabilities and off-balance sheet positions indicated by the Financial Superintendency of Colombia (SFC).
In this regard, an IRRBB Management Framework has been designed, including the BBCSR (Bank Book Credit Spread Risk), which aims to measure its impact on the EVE (Economic Value of Equity) delta and on the NIM (Net Interest Margin) delta.

•Interest Rate Risk Exposure (Banking Book)

Net Interest Income Sensitivity (ΔNII)

The ΔNII allows measuring the impact of interest rate risk on the Bank's financial income and expenses over a one-year time horizon. This approach allows assessing the effect of changes in interest rates on projected interest income and interest expense flows, providing a view of the immediate impact on the Bank's profitability.

For the evaluation of the change in the NII (ΔNII), two specific shock scenarios are used: an upward parallel shock and a downward parallel shock. These shocks involve uniform upward or downward shifts of the interest rate curve, allowing us to analyze how these variations affect the net interest margin over the one-year horizon.Interest rate risk is understood as the possibility of incurring losses due to a decrease in the economic value of assets or a reduction in the net interest margin, as a consequence of changes in interest rates. The impact of these variations could be reflected in the financial margin and, consequently, in equity due to the risks inherent in active and passive transactions, as well as in the administration of the resources that the Bank manages day to day.

Table 1. Sensitivity ΔNII

Positions	March 31, 2025	December 31, 2024
In millions of COP
Sensitivity of the asset	5,239,416	5,047,412
Sensitivity of liabilities	3,956,297	3,989,352
NII sensitivity (NII Delta)	1,283,119	1,058,060

The ΔNII Delta for March 2025 is COP 1.2 billion under a parallel decrease scenario, considering the positive mismatch of repricing and capital maturities of less than 1 year.

Assumptions and limitations
• The analysis is performed under the assumption of a constant balance, which implies that the cash flows that mature/reprice are replaced by new flows with the current terms of each product. that the cash flows that mature are replaced by new flows with identical characteristics in terms of term and interest rate.
• The projection of the flows includes behavioral options such as the prepayment of the fixed-rate portfolio, the maturation of the deposit accounts and the implicit or explicit options of the fixed-rate commitments and the variable-rate prepayments of the wholesale portfolio segment.

Economic Value of Equity Delta (ΔEVE)

The ΔEVE measurement evaluates the change in the net present value of cash flows of assets, liabilities and off-balance sheet items until maturity, under stress scenarios. The objective is to capture how changes in interest rates affect the economic value of the Bank's equity.

This calculation incorporates interest rate shocks applied to the risk-free zero-coupon curve, according to each currency, considering six scenarios, to evaluate the impact of interest rates under various market conditions on the present value of the cash flows of the banking book operations, which in turn determines the economic value of the Bank.

Table 2. ΔEVE(4)

Positions	March 31, 2025	December 31, 2024
In millions of COP
Sensitivity of the asset	7,105,572	6,848,837
Sensitivity of liabilities	4,652,881	4,985,977
Sensitivity EVE (Delta EVE)	2,452,691	1,862,860

For March 2025, Bancolombia's Delta EVE is COP 2.4 billion for a scenario with a parallel upward behavior of changes in market rates.

Delta EVE represents 8% of the ordinary basic equity plus the additional basic equity, therefore, it complies with the regulatory limit established in Chapter XXXI Integral Risk Management System (SIAR) of the Basic Accounting and Financial Circular 100 of 1995, Annex 15, which is equivalent to 15% of the ordinary basic equity plus the additional basic equity

Assumptions and limitations
• The analysis is performed under the liquidation balance assumption, which implies that existing positions are amortized and not replaced by any new business.

• The projection of the flows includes behavioral options such as the prepayment of the fixed-rate portfolio, the maturation of the deposit accounts and the implicit or explicit options of the fixed-rate commitments and the variable-rate prepayments of the wholesale portfolio segment.

4. The inclusion of Bancolombia's commercial margins increases the Delta VEP by COP 92 billion for a scenario of parallel rate increases. On the other hand, including RSCLB (Bank Book Credit Spread Risk) would increase the VEP by COP 8 billion without representing a significant amount of Banking Book Interest Rate Risk.
Liquidity Risk
Liquidity risk refers to the possibility of not being able to efficiently and timely meet payment obligations, both expected and unexpected, present and future, without affecting the normal course of daily operations or the financial condition of the entity. This risk occurs when there is a shortage of available liquid assets or when it is necessary to assume unusual financing costs.

During the first quarter of the year, liquidity levels have shown a downward trend as a result of the outflows in deposit accounts and the dynamism in loans disbursements, partially offset by deposits in CDTs.

However, the level of Liquid Assets has remained above the established limits.

Funding Sources	March 31, 2025	December 31, 2024
In millions of COP
Demand deposit	117,974,066	122,163,132
Time deposits	67,201,158	63,637,941
Total Funding Sources	185,175,224	185,801,073

•Liquidity Risk Exposure:
To estimate liquidity risk, a liquidity coverage indicator (IRL) is calculated that corresponds to the relationship between liquid assets and their net liquidity requirements for a horizon of 30 calendar days. This indicator allows you to know the liquidity coverage you have for the next month.
The net liquidity requirement is calculated from the flow of contractual maturities of the asset and the flow of contractual and non-contractual maturities of the liability, as defined in Chapter XXXI, of the CBCF of the SFC.
Below are the results of liquidity coverage for the Bank:

Liquidity Coverage Ratio	March 31, 2025	December 31, 2024
In millions of COP
Net cash outflows into 30 days**	20,528,820	18,811,459
Liquid Assets	29,845,592	35,329,433
Liquidity coverage ratio*	145.40%	187.80%
*The minimum level of liquidity coverage required by the standard is 100%.
**30-day liquidity requirement: 30-day contractual maturities of the asset (portfolio, liquidity operations, investments that are not liquid assets, derivatives) less contractual maturities of the liability (term deposits, passive liquidity operations, bonds, portfolio liabilities, derivatives) less non-contractual maturities of deposit accounts.

The liquidity indicator stood at 145.40%% at the end on March 2025, presenting a reduction of 4240 bp compared to the end on December 2024, explained by the decrease in the level of liquid assets given the outflows in deposit accounts and loans disbursements, added to the increase in the 30-day liquidity requirement due to the increase in the projection of expenses, mainly the payment of dividends, and the reduction in income flows from the portfolio and liquidity operations.
•Liquid Assets
One of the Bank's main guidelines is to maintain a solid liquidity position, therefore, the Board of Directors has approved maintaining a minimum level of liquid assets, calculated based on liquidity requirements, in order to guarantee adequate operation of banking activities, such as placement of loans and withdrawals of deposits, protecting capital and taking advantage of market opportunities.
The following table shows the liquid assets held by Bank:

Liquid Assets(1)	March 31, 2025	December 31, 2024
In millions of COP
High quality liquid assets
Cash	10,589,304	12,463,277
High quality liquid securities(2)	16,978,286	20,622,441
Other Liquid Assets
Other securities(3)	2,278,002	2,243,715
Total Liquid Assets	29,845,592	35,329,433
(1)Liquid assets: Liquid assets will be considered those that are easily realized that form part of the entity's portfolio or those that have been received as collateral in active operations in the money market, and that have not been subsequently used in passive operations in the monetary market and do not have any mobility restrictions. The following are considered liquid assets: available assets, shares in open collective investment funds without a permanence agreement, shares registered on the Colombian stock exchange that are eligible to be subject to repo or repo operations, and negotiable investments available for sale. sale of fixed income securities..
(2)High quality securities are considered to be those available and the shares that are eligible to be subject to repo or repo operations, additionally for those entities that are in the group of OMAS Placement Agents (ACO) those liquid assets that receive the Banco de la República for its monetary expansion and contraction operations described in section 3.1.1 of the External Regulatory Circular DODM-142 of the Banco de la República or otherwise (if it is not ACO) only those securities that are mandatory listing in the market maker program.

(3)Other Liquid Assets: Liquid assets that do not meet the quality characteristic are those included in this item..
•Net Stable Funding Ratio
The Net Stable Funding Ratio (CFEN) indicator seeks to ensure that entities maintain a stable funding profile in relation to their long-term assets. The Net Stable Funding Coefficient (CFEN) is a ratio between the stable funding required and the stable funding available.
The following are the results of the Net Stable Funding Ratio between December 2024 and March 2025:

Net Stable Funding Ratio
ITEM	March 31, 2025	December 31, 2024
In millions of COP
Funding stable available (FED)	199,142,416	205,786,903
Funding stable Required (FER)	168,659,897	168,405,514
Net Stable Funding Ratio	118.07%	122.20%

The indicator has remained above adequate levels, without breaching the established limits. However, so far this year, there has been a reduction of 412 basic points considering the reduction in the Available Stable Funding due to the decrease in technical equity and in the deposit accounts under the Wholesale and Retail segments .
Operational Risk
The Bank operational risk system objective is to carry out an adequate risk management that allows minimizing, avoiding, or reducing the materialization of adverse events and/or reducing their consequences or costs in case of materialization. The operational risk management system has not presented changes in relation to what was revealed at the end of December 2024 in terms of regulations, policies, manuals, methodologies, structure or any other relevant element that may affect its effectiveness.
During the First quarter of the current year, no new risks or changes in existing risks have been identified that significantly modify the Bank's operational risk exposure. The accumulative losses to March 2025 reaches out to COP 90,034 million , COP 78,825 million explained by the fraud category, due to fraud enlistment in second factor of authentication (dynamic key) in the migration strategy to the new APP Mi Bancolombia, and capture of customer data through social engineering techniques. To contain this tendency, we did adjustments in monitoring models and password blocking, security campaigns and accelerated the migration process.